UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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JPMORGAN CHASE & CO.

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March 31, 2006

Dear fellow shareholder:

We are pleased to invite you to the annual meeting of shareholders to be held on May 16, 2006, at our offices at One Chase Manhattan Plaza in New York City, New York. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last shareholders’ meeting.

We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

William B. Harrison, Jr.	James Dimon
Chairman of the Board	Chief Executive Officer

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017-2070

Notice of 2006 Annual Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, May 16, 2006
Time:	10:00 a.m.
Place:	Auditorium
One Chase Manhattan Plaza
(corner of Nassau and Liberty Streets)
New York, New York

Matters to be voted on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006

•	Eleven shareholder proposals, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Anthony J. Horan

Secretary

March 31, 2006

Please vote promptly.

If you attend the meeting in person, you will be asked to present photo identification, such as a driver’s license. See “Attending the annual meeting” on page 30.

Proxy statement

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent to our shareholders on or about March 31, 2006. The merger of JPMorgan Chase & Co. (JPMorgan Chase or the Firm) and Bank One Corporation (Bank One) was effective on July 1, 2004 (Merger). To the extent appropriate, information contained in this proxy statement includes certain information about the two pre-merger entities.

Proposal 1: Election of directors

Our Board of Directors has nominated 14 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2006 annual meeting. All of the nominees for the 2005 annual meeting attended the meeting on May 17, 2005.

Hans W. Becherer and Lawrence A. Bossidy, each of whom served as a director of the Firm or a predecessor institution since 1998, will not stand for election and will retire on the eve of the annual meeting.

Information about the nominees

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your common stock for any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 16, 2006, and all other biographical information is as of the date of this proxy statement. Our directors are involved in various charitable and community activities and we have listed a number of these below.

Predecessor institutions of JPMorgan Chase include Bank One Corporation, J.P. Morgan & Co. Incorporated, The Chase Manhattan Corporation, and Chemical Banking Corporation.

John H. Biggs, 69, Former Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association – College Retirement Equities Fund (TIAA-CREF). Director since 2003.

Mr. Biggs served as Chairman and Chief Executive Officer of TIAA-CREF (national higher education pension fund) from 1993 until November 2002, prior to which he was President and Chief Operating Officer from 1989. He earned a Ph.D. in economics at Washington University in St. Louis and began his career in the financial industry in 1958. Mr. Biggs is also a director of The Boeing Company and the National Bureau of Economic Research. He is a Trustee of The Danforth Foundation, The Santa Fe Opera and Washington University. He is Chairman of the Board of The J. Paul Getty Trust and Emeriti.

Stephen B. Burke, 47, President of Comcast Cable Communications, Inc., cable television. Director since 2003.

Mr. Burke joined Comcast Cable as President in 1998. Prior to 1998, he was with The Walt Disney Company from 1986. Mr. Burke is a graduate of Colgate University and received an MBA from Harvard Business School. He had been a director of Bank One from 2003 until the Merger. He is Vice Chairman of The Children’s Hospital of Philadelphia.

James S. Crown, 52, President of Henry Crown and Company, diversified investments. Director since 1991.

Mr. Crown joined Henry Crown and Company in 1985 as Vice President and became President in 2003. He earned a B.A. in 1976 from Hampshire College and received his law degree in 1980 from Stanford University Law School. He had been a director of Bank One from 1991 until the Merger. Mr. Crown is also a director of General Dynamics Corporation and Sara Lee Corporation. He is Chairman of the Board of Trustees for the University of Chicago and a trustee of the Museum of Science and Industry and the Orchestral Association.

James Dimon, 50, President and Chief Executive Officer of JPMorgan Chase. Director since 2000.

Mr. Dimon became Chief Executive Officer on December 31, 2005, prior to which he had been President and Chief Operating Officer since JPMorgan Chase’s merger with Bank One Corporation in July 2004. At Bank One he had been Chairman and Chief Executive Officer since March 2000. Prior to Bank One, he had held various senior executive positions at Citigroup Inc., its subsidiary, Salomon Smith Barney, and its predecessor company, Travelers Group, Inc. Mr. Dimon is a graduate of Tufts University and received an MBA from Harvard Business School. He is a director of The College Fund/UNCF and serves on the Board of Directors of The National Center on Addiction and Substance Abuse, the University of Chicago and Harvard Business School and is on the Board of Trustees of New York University School of Medicine.

Ellen V. Futter, 56, President and Trustee of the American Museum of Natural History. Director since 1997.

Ms. Futter became President of the American Museum of Natural History in November 1993, prior to which she had been President of Barnard College since 1981. She graduated from Barnard College in 1971 and earned a J.D. from Columbia Law School in 1974. She had been a director of J.P. Morgan & Co. Incorporated from 1997 until 2000. Ms. Futter is also a director of American International Group, Inc., Consolidated Edison, Inc. and Viacom Inc. She is a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.

William H. Gray, III, 64, Chairman of the Amani Group, consulting and advisory. Director since 1992.

Mr. Gray has been Chairman of the Amani Group since August 2004 and joined Buchanan Ingersoll PC (law firm) as Senior Advisor of Public Policy and Business Diversity in April 2005. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in March 2004. He was a member of the United States House of Representatives from 1979 to 1991. Mr. Gray earned a B.A. degree from Franklin & Marshall College and received a master’s degree in divinity from Drew Theological Seminary and a master’s degree in church history from Princeton Theological Seminary. He had been a director of The Chase Manhattan Corporation from 1992 until 2000. Mr. Gray is also a director of Dell Computer Corporation, Pfizer Inc., Prudential Financial, Inc. and Visteon Corporation.

William B. Harrison, Jr., 62, Chairman of the Board of JPMorgan Chase. Director since 1991.

Mr. Harrison became Chairman on December 31, 2005, prior to which he had been Chairman and Chief Executive Officer since November 2001. He was President and Chief Executive Officer from December 2000 until November 2001; Chairman and Chief Executive Officer of The Chase Manhattan Corporation from January 2000 through its merger with J.P. Morgan & Co. Incorporated in December 2000. Prior to the merger with J.P. Morgan, he had been President and Chief Executive Officer of Chase from June through December 1999, prior to which he had been Vice Chairman of the Board since 1991. Mr. Harrison received an A.B. degree in economics from the University of North Carolina and is a graduate of the Harvard Business School’s International Senior Management Programme in Switzerland. Mr. Harrison is also a director of Merck & Co., Inc. He is a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center and of the Board of Directors of North Carolina Outward Bound and the Committee to Encourage Corporate Philanthropy.

Laban P. Jackson, Jr., 63, Chairman and Chief Executive Officer of Clear Creek Properties, Inc., real estate development. Director since 1993.

Mr. Jackson has been Chairman of Clear Creek Properties since 1989. Mr. Jackson is a graduate of the United States Military Academy. He had been a director of Bank One from 1993 until the Merger. Mr. Jackson is also a director of The Home Depot, Inc. and IPIX Corporation. He is a director of Markey Cancer Foundation and Governor’s Scholars Program.

John W. Kessler, 70, owner of John W. Kessler Company, real estate development. Director since 1995.

Mr. Kessler has been Chairman of The New Albany Company (real estate development) since 1988, in addition to being owner of John W. Kessler Company since 1972. Mr. Kessler is a graduate of The Ohio State University, College of Business Administration. He had been a director of Bank One from 1995 until the Merger. Mr. Kessler is also a director of Abercrombie & Fitch Co. He serves on the board of The Ohio State University Foundation.

Robert I. Lipp, 67, Senior Advisor of JPMorgan Chase. Director since 2003.

Mr. Lipp became Senior Advisor in September 2005. He had been Executive Chairman of the Board of The St. Paul Travelers Companies, Inc. (insurance) from April 2004 until September 2005 and was Chairman and Chief Executive Officer of its predecessor company, Travelers Property Casualty Corp., from December 2001 to April 2004. Mr. Lipp was Chairman of the Board of Travelers Insurance Group Holdings Inc. from January 2001 to October 2001 and from 1996 until 2000 and was its Chief Executive Officer and President from 1996 until 1998. Mr. Lipp was Vice Chairman and Member of the Office of the Chairman of Citigroup Inc. during 2000 and prior to that held a number of senior executive positions at Citigroup Inc. and Travelers Group. He received his undergraduate degree at Williams College, an MBA at Harvard University and earned a J.D. at New York University. Mr. Lipp had been a director of Bank One from 2003 until the Merger. He is also a director of Accenture Ltd. and The St. Paul Travelers Companies, Inc. Mr. Lipp is Chairman of the Executive Committee of Trustees of Williams College, a Trustee of Carnegie Hall and a director of the New York City Ballet.

Richard A. Manoogian, 69, Chairman and Chief Executive Officer of Masco Corporation, diversified manufacturer. Director since 1978.

Mr. Manoogian began his career at Masco in 1958 and became Chairman in 1985. He received a B.A. degree in economics from Yale University. Mr. Manoogian had been a director of Bank One from 1978 until the Merger. He is also a director of Ford Motor Company. In addition, he is on the board of the Detroit Renaissance and the Detroit Investment Fund. He is Chairman Emeritus of the Detroit Institute of Arts Board of Directors, a member of The Henry Ford Board of Trustees, a director of the Yale University Art Gallery and a trustee of the Archives of American Art (Smithsonian Institute).

David C. Novak, 53, Chairman and Chief Executive Officer of Yum! Brands, Inc., franchised restaurants. Director since 2001.

Prior to becoming Chairman in January 2001 and Chief Executive Officer in January 2000, Mr. Novak was Vice Chairman and President of Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.) from June 1997 until January 2000; Group President and Chief Executive Officer, KFC and Pizza Hut, North America, subsidiaries of PepsiCo, from August 1996 until June 1997; and President, KFC North America, a subsidiary of PepsiCo, from 1994 until 1996. He received a B.A. degree from the University of Missouri. He had been a director of Bank One from 2001 until the Merger. Mr. Novak is also a director of Yum! Brands Foundation.

Lee R. Raymond, 67, Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation, oil and gas. Director since 1987.

Mr. Raymond was Chairman of the Board and Chief Executive Officer of Exxon Mobil from 1999 until he retired in December 2005. He had been Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999; having begun his career in 1963 with Exxon. Mr. Raymond graduated from the University of Wisconsin with a bachelor degree in chemical engineering in 1960 and received a Ph.D. in the same discipline from the University of Minnesota in 1963. He was a director of J.P. Morgan & Co. Incorporated from 1987 until 2000. He is Chairman of the National Petroleum Council, Vice Chairman of the Board of Trustees of the American Enterprise Institute, a trustee of the Wisconsin Alumni Research Foundation, a member of the President’s Export Council, and a member of the Innovations in Medicine Leadership Council of UT Southwestern Medical Center.

William C. Weldon, 57, Chairman and Chief Executive Officer of Johnson & Johnson, health care products. Director since 2005.

Prior to becoming Chairman and Chief Executive Officer in 2002, Mr. Weldon served as Vice Chairman from 2001 and Worldwide Chairman, Pharmaceuticals Group from 1998 until 2001. Mr. Weldon served in a number of other senior executive positions since joining Johnson & Johnson in 1971. He is a graduate of Quinnipiac University. Mr. Weldon is Chairman of the CEO Roundtable on Cancer, Vice Chair of The Business Council and a member of the Sullivan Commission on Diversity in the Health Professions Workforce. Mr. Weldon also serves on the Liberty Science Center Chairman’s Advisory Council and as a member of the Board of Trustees for Quinnipiac University. He previously served as Chairman of the Pharmaceutical Research and Manufacturers of America (PhRMA).

Corporate governance

General

JPMorgan Chase is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with the Chairman and the Chief Executive Officer and others regarding matters of concern and interest to the Firm.

Non-management director meetings – Non-management directors generally meet in executive session as part of each regularly scheduled Board meeting. Executive sessions are led by the chair of either the Compensation & Management Development Committee or the Corporate Governance & Nominating Committee, as they determine.

Corporate Governance Principles of the Board – The Board of Directors first adopted Corporate Governance Principles in 1997, and has revised them periodically since then to reflect evolving best practices and regulatory requirements, including the New York Stock Exchange (NYSE) corporate governance listing standards. The Corporate Governance Principles establish a framework for the governance of the Firm. The Corporate Governance Principles can be found on our Web site at www.jpmorganchase.com under Governance.

Code of Conduct and Code of Ethics for Finance Professionals – JPMorgan Chase has a Code of Conduct which sets forth the guiding principles and rules of behavior by which we operate our company and conduct our daily business with our customers, vendors, shareholders and with our fellow employees. The Code of Conduct applies to all directors and employees of the Firm. In addition, the Firm has a Code of Ethics for Finance Professionals that applies to the Chairman, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer of the Firm and to all other professionals serving in a finance, accounting, corporate treasury, tax or investor relations role. The purpose of the Code of Ethics for Finance Professionals is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Firm’s financial books and records and the preparation of its financial statements. The Code of Ethics for Finance Professionals supplements, but does not replace, the Code of Conduct. The Code of Conduct and Code of Ethics can be found on our Web site at www.jpmorganchase.com under Governance.

Shareholder communications – To contact any Board members or committee chairs, or the non-management directors as a group, please mail your correspondence to: JPMorgan Chase & Co., Attention (Board member(s)), Office of the Secretary, 270 Park Avenue, New York, New York 10017.

Policy on director nomination process – The Board’s Corporate Governance & Nominating Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. Shareholders wishing to recommend to the Corporate Governance & Nominating Committee a candidate for director should write to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

It is the policy of the Corporate Governance & Nominating Committee that candidates recommended by shareholders will be considered in the same manner as other candidates and there are no additional procedures a shareholder must undertake in order for the committee to consider such shareholder recommendations. As stated in the Corporate Governance Principles, in general, the Board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level business management experience. The Board also strives to ensure diversity of representation among its members. The Corporate Governance & Nominating Committee also takes into account criteria applicable to Board committees.

Documents available – As noted above, the Corporate Governance Principles, Code of Conduct and Code of Ethics for Finance Professionals, as well as the charters of our principal committees, can be found on our Web site at www.jpmorganchase.com under Governance. These documents will also be made available to any shareholder who requests them by writing to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

Director independence

Pursuant to the corporate governance listing standards of the New York Stock Exchange, a majority of the Board of Directors (and each member of the Audit, Compensation and Corporate Governance Committees) must be independent. The Board of Directors may determine a director to be independent if the director has no disqualifying relationship as defined in the NYSE corporate governance rules and if the Board has affirmatively determined that the director has no material relationship with JPMorgan Chase, either directly or as a partner, stockholder, officer or employee of an organization that has a relationship with JPMorgan Chase. In connection with the assessment of director independence, the Board determined that the relationships set forth in Appendix A are immaterial.

The Board of Directors reviewed the relationships between the Firm and each director and determined that in accordance with the NYSE corporate governance listing standards and the independence standards of the Firm, each of Hans W. Becherer, John H. Biggs, Lawrence A. Bossidy, Stephen B. Burke, James S. Crown, Ellen V. Futter, William H. Gray, III, Laban P. Jackson, Jr., John W. Kessler, Richard A. Manoogian, David C. Novak, Lee R. Raymond and William C. Weldon has only immaterial relationships with JPMorgan Chase and accordingly each is an independent director under these standards. There are additional objective tests for independence in the NYSE rules and each of the named directors meets these objective tests for independence as well. Under the NYSE rules, a director employed by the Firm cannot be deemed to be an independent director, and consequently William B. Harrison, Jr., James Dimon, and Robert I. Lipp are not independent directors of

JPMorgan Chase. In making its determination, the Board noted that an adult son of Mr. Bossidy is employed by the Firm as a vice president and received more than $100,000 in compensation in 2005. Mr. Bossidy’s son is not an executive officer of the Firm or a member of Mr. Bossidy’s household, and Mr. Bossidy does not have any material interest in the employment relationship.

Committees of the Board

The Board has five principal committees. The charter of each committee can be found on our Web site at www.jpmorganchase.com under Governance. Each member of the Audit Committee, the Compensation & Management Development Committee and the Corporate Governance & Nominating Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the Securities and Exchange Commission.

Audit Committee – assists Board oversight of the independent registered public accounting firm’s qualifications and independence; the performance of the internal audit function and that of the independent registered public accounting firm; and management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm, assure the integrity of the Firm’s financial statements, and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations. The Board of Directors has determined that each committee member is an audit committee financial expert as defined by the Securities and Exchange Commission.

Compensation & Management Development Committee – reviews and approves the Firm’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the Board on the development of and succession for key executives.

Corporate Governance & Nominating Committee – exercises general oversight with respect to the governance of the Board of Directors, including reviewing the qualifications of nominees for election to the Board.

Public Responsibility Committee – reviews and considers the Firm’s position and practices on charitable contributions, community development, legislation, protection of the environment, shareholder proposals involving issues of public interest and public responsibility and other similar issues as to which JPMorgan Chase relates to the community at large, and provides guidance to management and the Board as appropriate.

Risk Policy Committee – responsible for oversight of the CEO’s and senior management’s responsibilities to assess and manage the Firm’s credit risk, market risk, interest rate risk, investment risk, liquidity risk and reputational risk, and is also responsible for review of the Firm’s fiduciary risk.

Director meeting attendance and fee arrangements

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2005:

Director	Audit	Compensation & Management Development	Corporate Governance & Nominating	Public Responsibility	Risk Policy
Hans W. Becherer	Member			Member
John H. Biggs	Member		Member
Lawrence A. Bossidy				Member	Chair
Stephen B. Burke		Member	Member
James S. Crown				Chair	Member
James Dimon
Ellen V. Futter				Member	Member
William H. Gray, III		Member		Member
William B. Harrison, Jr.
Laban P. Jackson, Jr.	Chair		Member
John W. Kessler		Member		Member
Robert I. Lipp				Member	Member
Richard A. Manoogian	Member			Member
David C. Novak		Member	Chair
Lee R. Raymond		Chair	Member
William C. Weldon		Member	Member
Number of meetings in 2005	12	6	3	5	7

During 2005, the Board met nine times; each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.

Director compensation

Annual compensation – Each non-management director receives an annual cash retainer of $75,000 and an annual grant, made when annual employee incentive compensation is paid, of common stock equivalents valued at $170,000 on the date of grant. Each director who is a member of the Audit Committee receives an additional annual cash retainer of $10,000. Each chair of a board committee receives an additional fee of $15,000 per year. Directors who are officers of the Firm do not receive any fees for their service as directors.

The annual grant of common stock equivalents earns dividend equivalents and remains indexed to the Firm’s common stock until a director’s termination of service, at which time it is paid in cash or reallocated in accordance with elections permitted for deferred cash compensation.

Stock ownership guidelines – As stated in the Corporate Governance Principles, directors pledge that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a board member.

Deferred compensation – Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including a common stock equivalent, and will be paid and distributed in cash after the director retires from the Board. Compensation that was paid in common stock in prior years and which may have been deferred is distributable only in common stock when the director retires from the Board.

Reimbursements and insurance – The Firm reimburses directors for their expenses in connection with their board service. We also pay the premiums on directors’ and officers’ liability insurance policies and on travel accident insurance policies covering directors as well as employees of the Firm.

Matching gifts – In 2005, JPMorgan Chase matched donations up to $1,000 per year by a director to charitable organizations. The director contribution matching gift program has been terminated.

Director compensation table – The following table shows the compensation paid to each director in 2005.

Name	Cash retainer	Value of common stock equivalents on date of grant	Committee chair fee	Audit Committee additional cash retainer	Total
Hans W. Becherer	$75,000	$170,000		$10,000	$255,000
John H. Biggs	75,000	170,000		10,000	255,000
Lawrence A. Bossidy	75,000	170,000	$15,000		260,000
Stephen B. Burke	75,000	170,000			245,000
James S. Crown	75,000	170,000	15,000		260,000
James Dimon	0	0			0
Ellen V. Futter	75,000	170,000			245,000
William H. Gray, III	75,000	170,000			245,000
William B. Harrison, Jr.	0	0			0
Laban P. Jackson, Jr.	75,000	170,000	15,000	10,000	270,000
John W. Kessler	75,000	170,000			245,000
Robert I. Lipp (a)	53,800	170,000			223,800
Richard A. Manoogian	75,000	170,000		10,000	255,000
David C. Novak	75,000	170,000	15,000		260,000
Lee R. Raymond	75,000	170,000	15,000		260,000
William C. Weldon (b)	62,500	0			62,500

(a)	Amounts for Mr. Lipp represent director compensation received prior to his joining the Firm as a Senior Advisor in September 2005. As Senior Advisor, Mr. Lipp does not receive any of the above director compensation but instead is paid a base salary of $500,000 per year and is eligible for a discretionary annual incentive compensation award. Upon his hiring, Mr. Lipp was granted stock appreciation rights settled only in shares covering 500,000 shares of JPMorgan Chase common stock, with a 10-year term exercisable in three equal installments on the first three anniversaries of the grant date.
(b)	Mr. Weldon joined the Board in March 2005.

Security ownership of directors and executive officers

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of December 31, 2005, including shares that could have been acquired within 60 days of that date through the exercise of stock options, by each director, the executive officers named in the summary compensation table, and all directors and executive officers as a group, together with additional underlying stock units as described in note 2 to the table. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, by all directors and executive officers as a group totals 1.20% of our outstanding common stock as of December 31, 2005; each director and named executive officer owns less than 1% of our outstanding common stock.

We have been notified by Barclays Global Investors, NA and its affiliated entities as a group, 45 Fremont Street, San Francisco, California 94105, that as of December 31, 2005, they were the beneficial owners of 177,432,202 shares of our common stock, representing 5.07% of our outstanding common stock. According to the Schedule 13G dated January 31, 2006, made as a group disclosure and filed with the Securities and Exchange Commission, the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays and the members of its group have sole dispositive power over 177,432,202 shares and sole voting power over 171,832,673 shares; they as a group expressly disclaim shared beneficial ownership of these shares.

Name	Common stock(1)		Options/SARs exercisable within 60 days	Underlying stock units(2)	Total
Hans W. Becherer	4,560		11,920	47,252	63,732
John H. Biggs	20,000		0	15,587	35,587
Steven D. Black	218,948		1,167,815	315,112	1,701,875
Lawrence A. Bossidy	31,800		11,920	32,009	75,729
Stephen B. Burke	6,840		2,640	16,831	26,311
James S. Crown	11,147,873	(3)	42,761	61,437	11,252,071
James Dimon	3,212,287		4,576,206	67,373	7,855,866
Ellen V. Futter	951		11,920	33,122	45,993
William H. Gray, III	0		11,920	50,411	62,331
William B. Harrison, Jr.	802,571		5,114,924	714,014	6,631,509
Laban P. Jackson, Jr.	15,207		44,877	37,637	97,721
John W. Kessler	17,503		22,058	26,645	66,206
Robert I. Lipp	48,420		2,640	11,942	63,002
Richard A. Manoogian	996,576		11,880	12,542	1,020,998
David C. Novak	39,086		11,880	23,060	74,026
Lee R. Raymond	1,850		11,920	105,425	119,195
Charles W. Scharf	318,403		1,584,000	307,449	2,209,852
William C. Weldon	1,009		0	6,094	7,103
William T. Winters	299,238		2,959,399	329,957	3,588,594
All directors and executive officers as a group (32 persons)	18,338,465		23,534,619	5,350,570	47,223,654

1	Shares owned outright, except as otherwise noted, and shares that may be received at the end of a restricted period.
2	Amounts include for officers and directors, shares or units of common stock equivalents, receipt of which has been deferred under deferred compensation plan arrangements. For directors, units held under deferred compensation arrangements entitle them, upon termination of service, to receive a cash payment for each unit equal to the fair market value at that time of a share of common stock. For officers, amounts also include restricted stock units, shares that may be received when stock price targets are met pursuant to forfeitable awards of restricted stock units and shares attributable under a 401(k) savings plan.
3	Includes 100,209 shares Mr. Crown owns individually; 9,099,108 shares owned by partnerships of which Mr. Crown is a partner; 1,547,123 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a director, officer and shareholder, and a trust of which Mr. Crown is a beneficiary; and 187,955 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a shareholder and a partnership of which Mr. Crown is a partner. Also included are 204,605 shares owned by trusts of which Mr. Crown is a co-trustee and beneficiary; and 8,873 shares owned by Mr. Crown’s spouse. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns individually and, with respect to shares owned by entities, except to the extent of his interest in such entities.

Compensation committee report on executive compensation

We review and approve the compensation, benefit, and management development programs of JPMorgan Chase and its subsidiaries and determine the compensation of Mr. Harrison, Chairman of the Board; Mr. Dimon, President and Chief Executive Officer; Mr. Lipp, Senior Advisor and a director; and the other executives who are members of the Firm’s Operating Committee. The Board of Directors ratifies our recommendations for officer-directors and has determined that each member of the Compensation & Management Development Committee is an independent director.

Overview of compensation program

Our compensation programs help the Firm to attract, retain and motivate top-quality, highly effective executives and professionals. Our compensation programs include significant equity-based awards to align the interests of executive officers and JPMorgan Chase’s shareholders. Compensation levels will vary significantly across the Firm in line with performance and the compensation paid in different competitive markets. We will discuss the compensation elements used to achieve our goals later in this report.

The four cornerstones of our compensation philosophy that guide the design, operation, and administration of the Firm’s compensation programs strive to be:

•	Performance-based – Employee compensation is linked to a combination of Firm, business unit, and individual performance.

•	Market driven – We seek to pay performance-based compensation that is competitive with our peers who compete in the markets that we do and sell similar financial services and products. For corporate functions, we also review the compensation paid for similar functions in other large, complex global companies.

•	Shareholder aligned – Our compensation programs focus on rewarding performance that we expect to translate into increased shareholder value.

•	Supportive of our operating principles – Compensation decisions are consistent with our values and with how we operate our businesses.

We evaluate executive performance on a variety of quantitative and qualitative performance measures, including the criteria listed below. Because of the complexity of the Firm’s businesses, we believe that set formulas or pre-established targets cannot be the sole determinant for compensation decisions. We use our judgment to determine the compensation we deem appropriate for each executive officer based on the executive’s contributions to achieving short-term objectives; progress towards achievement of long-term strategic initiatives; and potential future contributions to building the Firm’s franchise. We assess executive officers on such key measures as:

Quantitative criteria

•	operating earnings

•	credit and risk management

•	revenue growth

•	expense management

•	investing for growth – business expansion and technology

•	capital and leverage ratios

•	improving client satisfaction

•	executing merger integration tasks

•	executing other major projects

•	improving operational efficiency

Qualitative criteria

•	establishing, refining and executing long-term strategic plans

•	achieving and maintaining market leadership positions in key businesses

•	attracting, developing and retaining effective leaders

•	supporting and strengthening the communities we serve worldwide

•	building an inclusive culture

•	protecting the integrity and reputation of the Firm

•	supporting the Firm’s values

Elements of executive officer compensation

Each executive officer receives compensation consisting primarily of salary, a cash bonus and a restricted stock unit award (stock units). The incentive awards are granted under the 2004 Key Executive Performance Plan (KEPP) and the 2005 Long-Term Incentive Plan. Shareholders approved both of these plans.

1) Base salary – For each executive officer, we review salaries paid to executives at our competitors and the executive’s performance and potential. Salary makes up a relatively small percentage of total compensation for executives, consistent with our emphasis on performance-based, variable compensation.

2) Annual incentives – We award incentives as annual cash bonuses and as equity that vests over time. Beginning in January 2005, we used stock units as the primary component for equity incentives. Highly compensated employees receive 35% of their annual incentives in stock units. For 2005, Messrs. Harrison and Dimon received 60% of their incentives in stock units.

These stock units are generally awarded the day after the Firm releases 4th quarter earnings. The grant price is the average of the high and the low selling prices of JPMorgan Chase common stock on the grant date. No premium or discount is applied to the grant value or the grant price to increase the number of stock units awarded.

3) Stock options – We also award stock options from time to time to select executives, primarily in the form of stock appreciation rights settled only in shares. Stock appreciation rights have the same costs to the Firm and the same benefits to the employees as options, but result in less dilution. The stock option awards made in October 2005 are detailed on page 12.

4) Deferred compensation program – Under the firm’s U. S. voluntary nonqualified deferred compensation program, executive officers can defer some of their cash bonuses into the same hypothetical investment choices offered to all other eligible employees. The current investment choices mirror the returns of indexed funds commonly available to other investors. Beginning in 2005, annual cash bonus deferrals are capped at the lesser of $1,000,000 or 90% of the employee’s cash bonus. Total lifetime aggregate deferrals are also capped going forward at $10,000,000. JPMorgan Chase does not fund the program, and no assets are held in a trust nor is any money set aside to pay any participant’s benefits.

5) Benefits – Executive officers can participate in the same employee benefit plans, with the same choices, as all other employees. These plans include retirement and savings plans, and health and income protection benefits. However, for the same level of medical coverage, the Firm has reduced the portion it contributes for highly compensated employees so they pay significantly more than lower-paid employees. Highly compensated employees also do not receive the Firm’s matching contribution on any 401(k) Savings Plan contributions.

6) Perquisites – The Board of Directors requires Messrs. Harrison and Dimon to use company aircraft and automobiles whenever feasible for all business and personal travel as a security measure. The Firm also provides additional security protection for them. The incremental costs associated with such arrangements are disclosed in the summary compensation table and notes, although we do not consider the costs to be compensation.

Executive compensation policies

We have approved a number of policies to support the executive compensation program and to align the interests of our executives and our shareholders.

1) Stock ownership guidelines – Operating Committee members own significant amounts of our stock. Effective in 2002, we approved stock ownership guidelines for Operating Committee members and certain other executives that require each executive to retain 75% of the net shares of stock received from equity-based awards, after deductions for taxes and exercise costs.

2) Firmwide results – In determining the incentive pools, we generally based about 20% of a business unit’s incentive pool on overall JPMorgan Chase performance (except in certain asset management businesses).

3) Employment and severance agreements – We believe that it is generally appropriate for executive officers to be employed on an at will basis, without employment agreements. However, as part of the Bank One merger, severance agreements for certain executives were authorized on a transitional basis. These agreements will end no later than July 2007. The specific employment and severance agreements for the executive officers named in the summary compensation table are described on pages 14 and 15.

4) Deductibility of executive compensation – In May 2004, JPMorgan Chase’s shareholders approved the 2004 Key Executive Performance Plan (KEPP), which allows the Firm a tax deduction for incentive compensation payments to the Chief Executive Officer and the other four most-highly-paid executive officers. Without the KEPP, incentive compensation payments to any of such officers above $1 million in any year would not be deductible. For 2005, under the KEPP, we allocated to each Operating Committee member a percentage of a bonus pool at the beginning of the performance year. This amount is subject both to reduction by us and to a separate individual participant limit.

5) No repricing – Under the terms of our 2005 Long-Term Incentive Plan, JPMorgan Chase is prohibited from “repricing” any stock options awarded (i.e., exchanging any award for a new award at a lower price).

6) Expensing stock options – We voluntarily elected to expense stock options for all new or modified awards granted to employees on or after January 1, 2003. Effective January 1, 2006, we adopted SFAS 123R under the modified prospective method. The effect of implementing this change in accounting principle has also resulted in the expensing of stock options that were granted before 2003 and had not yet vested.

2005 Incentives

1) Compensation reviews – In addition to reviewing and approving all incentives paid to members of the Operating Committee and the officer-directors (Messrs. Harrison, Dimon, and Lipp), we also reviewed the incentives for the highest-paid employees in various business units and senior management positions below the Operating Committee level. The Operating Committee reviewed compensation recommendations for key executives from all business units and corporate functions, considering both business unit and individual performance. Similar review processes exist within each business unit and function. In determining incentives for 2005, we reviewed comparative data provided by a third-party consultant that focused primarily on incentive compensation among our investment banking peers, and we also considered guaranteed incentives for 2005 for certain heritage Bank One executives that were approved as part of the Merger.

2) Incentive funding – For 2005, we approved incentive funding levels for JPMorgan Chase and incentive awards to the Operating Committee after considering company performance, including the following:

•	improved financial performance on a proforma combined operating basis relative to 2004 with revenues up $1.4 billion; expense levels flat despite significant investments in all of our businesses; and continuing improvement in credit quality, resulting in $230 million more in operating earnings over 2004.

•	launching a national advertising campaign that introduced a modernized Chase brand; the conversion of 1,400 Bank One branches, 3,400 Bank One ATMs and 51 million credit cards to the new Chase brand.

•	successful completion and execution of numerous milestones of the Merger integration plan resulting in continued efficiencies from the Merger which contributed to the Firm’s significant progress toward reaching the merger-related savings target of approximately $3.0 billion by the end of 2007.

•	achieving approximately $1.9 billion of merger savings in 2005, with the annualized run-rate of savings entering 2006 of approximately $2.2 billion.

•	maintained or improved leadership positions in most key market and product areas in both retail and wholesale businesses.

•	strengthened management team, carefully managed and maintained the Firm’s reputation; and continued contributions to our communities that we serve worldwide.

3) Stock Unit awards – As part of the incentives awarded in January 2006, we approved stock units that will vest 50% in January 2008 and 50% in January 2009. Dividend equivalents are paid on stock units equal to the dividends received by shareholders. Awards vest in case of death, disability, job elimination, or attainment of certain age and service requirements (subject to additional post-employment restrictions). These terms and conditions applied to the stock units awarded to all employees.

4) Special stock option awards – In October 2005, about 180 senior officers, including Messrs. Black, Scharf and Winters, received a grant of Special Stock Options (granted as stock appreciation rights settled in shares). We authorized these Special Stock Options for a highly select group of key senior executives to incent them to focus on the Firm’s long-term success and to reinforce the partnerships that will help produce that success. Special Stock Options may be granted separately from the annual compensation process, and this was the case in 2005. The October 2005 grant will become exercisable in equal annual installments on the 3rd, 4th and 5th anniversary of the grant date. Shares resulting from exercises before the entire award becomes exercisable (i.e., 5 years) must be held until the 5th anniversary. Any outstanding Special Stock Options will be cancelled if the executive terminates employment other than due to job elimination, eligible retirement, death or disability. In the event of a job elimination or eligible retirement, exercisable Special Stock Options will remain exercisable for up to 90 days following termination; in the event of a job elimination between October 20, 2006 and October 20, 2008, 20% become exercisable on the employment termination date.

Compensation actions for Mr. Harrison

In January 2006, as ratified by JPMorgan Chase’s Board of Directors, we awarded Mr. Harrison total annual compensation for 2005 performance of $22,000,000, an increase of 38% from his 2004 total annual compensation, as detailed in the table below:

Year	Base salary	Cash bonus	Stock units	Stock options(1)	Total annual incentive compensation	Total annual compensation	Percent change versus prior year
2005	$1,000,000	$8,400,000	$12,600,000	$0	$21,000,000	$22,000,000	38%
2004	1,000,000	7,500,000	0	7,500,000	15,000,000	16,000,000	-20
2003	1,000,000	7,600,000	5,700,000	5,700,000	19,000,000	20,000,000	130

1	The number of stock options is calculated by dividing the grant value listed above by one-third the grant price. The value of the stock option award listed above will differ from the value calculated using the Black-Scholes options pricing model. In valuing options at one-third the grant price or using the Black-Scholes model, no discount is applied to reflect the vesting provisions of the award, the lack of transferability or the possibility that the options will be exercised before the end of their 10-year term.

This table details the annual compensation awarded to Mr. Harrison for 2003 through 2005 performance. It does not include income realized by Mr. Harrison due to the vesting of stock units or stock option exercises during those years for awards granted in prior years. Other compensation received by Mr. Harrison is detailed in the Summary compensation table and the relevant notes.

These awards not only reflect the Firm’s results described in the 2005 Incentive Funding section above, but also recognize Mr. Harrison’s leadership in many areas including the following:

•	completing the merger with Bank One

•	continued execution of the Firm’s strategic agenda in terms of earnings diversification, and building leadership positions and scale

•	improved growth and operating discipline across the Firm

•	advancement of the Firm’s leadership development and diversity agendas

•	successful transition of CEO responsibilities to Mr. Dimon

Dated as of March 21, 2006

Compensation & Management Development Committee

Lee R. Raymond (Chairman)

Stephen B. Burke

William H. Gray, III

John W. Kessler

David C. Novak

William C. Weldon

Executive compensation tables

All compensation information reported in the following tables for 2003 was paid or awarded pursuant to either heritage JPMorgan Chase or heritage Bank One compensation and benefit programs in effect at the time of payment or award.

I. Summary compensation table

Name and principal position	Year	Annual compensation (1)			Long-term compensation awards						All other compensation ($) (5)
		Salary ($)	Bonus ($)	Other annual compensation ($)(2)	Restricted stock awards ($)(3)		Securities underlying options/SARs granted
							(#)		($)(4)
William B. Harrison, Jr.	2005	$1,000,000	$8,400,000	$338,815	$12,600,000		0		$0		$—
Chairman of the Board	2004	1,000,000	7,500,000	358,738	0		600,481		7,165,540		50,000
	2003	1,000,000	7,600,000	222,638	5,700,000		427,928		5,652,929		50,000

James Dimon	2005	1,000,000	8,400,000	295,516	12,600,000		0		0		—
President and Chief	2004	1,000,000	6,500,000	524,743	0		600,481		7,165,540		—
Executive Officer	2003	1,000,000	5,000,000	137,474	2,500,000		660,000	(6)	3,454,500	(6)	—

Steven D. Black	2005	375,000	9,490,000	—	5,110,000		350,000		3,713,500		—
Co-Chief Executive Officer	2004	300,000	6,305,000	—	3,395,000		0		0		—
Investment Bank	2003	300,000	6,100,000	—	4,050,000		228,979		3,024,813		—

Charles W. Scharf	2005	500,000	5,850,000	—	3,150,000		350,000		3,713,500		—
Chief Executive Officer	2004	500,000	4,875,000	—	10,125,000	(7)	0		0		—
Retail Financial Services	2003	500,000	3,000,000	—	1,500,000		396,000		2,072,700		—

William T. Winters (8)	2005	515,291	9,490,000	—	5,110,000		350,000		3,713,500		—
Co-Chief Executive Officer	2004	517,924	6,240,000	—	3,360,000		0		0		—
Investment Bank	2003	462,369	9,800,000	—	4,900,000		367,868		4,859,536		—

1	Includes amounts paid or deferred during each year.
2	This column includes the incremental cost of personal use of company aircraft to the extent not reimbursed to the Firm (JPMorgan Chase requires that Messrs. Harrison and Dimon use company aircraft and automobiles whenever feasible for all business and personal travel as a security measure): Mr. Harrison, $279,717 in 2005, $241,304 in 2004 and $153,726 in 2003; Mr. Dimon, $273,962 in 2005, $222,784 in 2004 and $103,381 in 2003. This column includes the incremental cost for personal use of company cars: Mr. Harrison, $59,098 in 2005, $76,820 in 2004 and $44,557 in 2003; Mr. Dimon, $21,554 in 2005, $15,382 in 2004 and $12,952 in 2003. Figures previously reported for personal use of company transportation in 2004 and 2003 differ from those reported here primarily because in 2005 the Firm changed its methodology of determining incremental cost of aircraft use from an internally developed one to a cost per flight hour developed by an independent reference source.

In connection with the Merger, certain executives residing in Chicago relocated their place of business to New York, including Mr. Dimon. Mr. Dimon and his family resided in Chicago at the time of the Merger and planned to keep Chicago as their home while one of their children completed high school. Mr. Dimon also continues to work in Chicago a portion of his time. The family plans to relocate to New York in 2007. While Mr. Dimon and other executives remain or remained a resident of Chicago, certain travel on company aircraft between Chicago and New York may be deemed personal commutation for reporting purposes. Although the Firm believes that some of Mr. Dimon’s travel between Chicago and New York after the Merger would still properly be characterized as business, all of such flights have been treated as personal and the amounts included in the foregoing paragraph and in the above table for Mr. Dimon for such flights were as follows: $213,310 in 2005 and $112,929 in 2004.

The Firm no longer reimburses taxes associated with imputed income arising out of the personal use of the company aircraft, but did so in 2004 and 2003. Such amounts were as follows: Mr. Harrison, $40,614 in 2004 and $24,355 in 2003; Mr. Dimon, $36,577 in 2004 and $21,141 in 2003.

This column includes $250,000 for Mr. Dimon in 2004 for filing fees paid by the Firm for two Hart-Scott-Rodino antitrust filings related to Mr. Dimon’s share ownership.

The Firm also provides additional security protection to augment security measures already in place for certain of the above-named executives in accordance with the advice of outside security consultants. JPMorgan Chase considers this additional protection to be business-related and not a personal benefit to the executive, and therefore the cost of this protection is not included in the table above. Such amounts were as follows: Mr. Harrison, $523,701 in 2005, $512,630 in 2004 and $481,969 in 2003; and Mr. Dimon, $378 in 2005, $378 in 2004 and $14,378 in 2003.

3	Awards of restricted stock units (stock units) and restricted stock are valued as of the date of grant. The stock units related to 2005 performance were awarded on January 19, 2006, and vest in two equal installments on January 25, 2008 and 2009. Awards listed for Mr. Harrison for 2003, Mr. Black and Mr. Winters for 2003 and 2004, and Mr. Scharf for 2004 are stock units vesting in two equal annual installments beginning two years after their respective grant dates. The stock units granted in 2003 to Mr. Dimon and Mr. Scharf vest 100% three years after their grant dates. Each stock unit represents the right to receive one share of stock on the vesting date and dividend equivalents, payable in cash, for any dividends paid. Stock units have no voting rights. Dividends on restricted stock are paid in cash. The number and aggregate market value (at $39.69, the closing price of our common stock on December 30, 2005) of all stock units and restricted stock held as of December 31, 2005, (including forfeitable awards) and the dividend equivalents paid in 2005 with respect to stock units and restricted stock were as follows:

Name	Number (#)	Value ($)	Dividends paid ($)
William B. Harrison, Jr.	575,889	$22,857,034	$824,905
James Dimon	167,975	6,666,928	240,363
Steven D. Black	242,713	9,633,279	323,178
Charles W. Scharf	357,005	14,169,528	467,665
William T. Winters	270,252	10,726,302	356,759

4	The values on the grant date using the Black-Scholes option pricing model.
5	Firm contribution to 401(k) savings plan.
6	For Mr. Dimon, the number of stock options and their value does not include 1,223,331 restorative stock options granted during 2003. For a description of restorative stock options, see note 2 to the Aggregated option/SAR exercises in 2005 and year-end option/SAR values table.
7	Includes a grant of stock units valued at $7.5 million in connection with the Merger, in consideration for waiving change in control protections under a Bank One plan.
8	Mr. Winters receives his base salary in U.K. pound sterling under the Firm’s expatriate compensation program. The amounts listed represent his actual salary paid in U.K. pound sterling converted to U.S. dollars.

II. Stock Option/Stock Appreciation Rights (SAR) grant table

Name	Options/SARs granted # (1)	Percent of total options/ SARs granted to employees	Exercise or base price ($/share)	Expiration date	Grant date present value (2)
William B. Harrison, Jr.	0	N/A	N/A	N/A	N/A
James Dimon	0	N/A	N/A	N/A	N/A
Steven D. Black	350,000	2.03%	$34.78	10/20/15	$3,713,500
Charles W. Scharf	350,000	2.03	34.78	10/20/15	3,713,500
William T. Winters	350,000	2.03	34.78	10/20/15	3,713,500

1	As described in the Compensation committee report on executive compensation on page 8, all grants were Special Stock Options granted as stock appreciation rights which will be settled only in shares of JPMorgan Chase stock, net of share withholding required to satisfy tax obligations. The Special Stock Options have a ten-year term and become exercisable in three equal annual installments beginning on the third anniversary of the grant date of October 20, 2005. If awards are exercised before the fifth anniversary of the grant date, net shares derived from the exercise may not be sold prior to such fifth anniversary. Any outstanding Special Stock Options will be cancelled if the executive terminates employment other than due to job elimination, eligible retirement, death or disability. In the event of a job elimination or eligible retirement, exercisable Special Stock Options will remain exercisable for up to 90 days following termination; in the event of a job elimination between October 20, 2006 and October 20, 2008, 20% become exercisable on the employment termination date.
2	For the Special Stock Option grants disclosed in the above table, present values on the grant date were determined by using the Black-Scholes option pricing model modified to take dividends into account. Valuations would depend upon the assumptions used. For example, the present value of option grants could range from approximately $9.98 per option, assuming the option was exercised based on an estimated average life of the options for key employees of 6.8 years to $10.61 per option, assuming the option was held until the final day of their 10-year term, which is the value shown above. The values set forth in the table should not be viewed in any way as a forecast of the performance of our common stock, which will be influenced by future events and unknown factors. The model as applied used the applicable grant date and the exercise price shown in the table and the fair market value of our common stock on the grant date, which was the same as the exercise price. The model assumed: (i) a risk-free rate of return of 4.48%, the implied rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) stock price volatility of 36%; (iii) a constant dividend yield of 3.836%, based on the historical common stock dividend as of the grant date; and (iv) the exercise of all options on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the options, and the likelihood of the options being exercised in advance of the final day of their terms.

III. Aggregated option/SAR exercises in 2005 and year-end option/SAR values

	Aggregated option exercises		Number of securities underlying unexercised options/SARs (#) (2)		Value of unexercised in-the-money options/ SARs ($) (3)
Name	Shares acquired on exercise (#)	Value realized ($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
William B. Harrison, Jr.	450,000	$8,729,360	4,742,523	1,186,846	$7,747,598	$4,156,415
James Dimon	0	0	4,519,446	1,062,041	58,968,234	5,662,054
Steven D. Black	0	0	860,356	771,949	3,465,910	4,547,450
Charles W. Scharf	0	0	1,572,648	572,552	20,506,512	3,798,138
William T. Winters	1,629	23,353	2,601,596	891,737	7,779,601	4,816,846

1	Option exercises were in connection with 10-year options expiring during 2005 and January 2006.
2	Restorative stock option feature: Stock options granted by Bank One prior to 2003 include a feature which provides for the issuance of restorative options. The restorative feature allows a participant who exercises a stock option during the participant’s employment, and who pays all or a part of the exercise price of a stock option with shares of common stock held by the participant for at least six months, to receive a restorative option to purchase the number of shares of common stock equal to the number of whole shares used by the participant to pay the stock option’s exercise price and, for new options granted in 2001 and 2002, tax withholding obligations related to the option exercise. Restorative options become exercisable six months after the date of grant. The expiration date of a restorative option is the expiration date of the original stock option to which it relates, and the exercise price is not less than 100% of the fair market value of JPMorgan Chase common stock as of the date the restorative option is granted.
3	Value based on $39.69, the closing price per share of our common stock on December 30, 2005.

Comparison of five-year cumulative total return

Below is a line graph that compares the yearly percentage change in the cumulative total shareholder return of our common stock to the cumulative total return of the S&P Financial Index and the S&P 500 Index for each of the five years in the period commencing December 31, 2000, and ending December 31, 2005. The results are based on an assumed $100 invested on December 31, 2000, and reinvestment of dividends.

Retirement benefits

Retirement plan

Eligible U.S. employees (generally salaried employees) of JPMorgan Chase subsidiaries that participate in the JPMorgan Chase Retirement Plan (Retirement Plan) earn benefits under the Retirement Plan if they have been employed for at least one year. Benefits generally become vested after five years of service. On a monthly basis, a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s eligible base salary ($220,000 for 2006) ranging from 3% to 9%, depending on years of credited service.

These accounts also receive interest credits based on the average 1-year Treasury Bill rate published for the month of October of the prior year plus 1 percent (with a minimum annual rate of 4.5 percent). A participant following termination of employment may elect to have the credited amount paid as an annuity or a lump sum.

In addition, as a result of pension plan mergers, various transition and minimum benefits are provided by the Retirement Plan for certain employees who were participants in prior plans or who satisfied certain age and service criteria at the time the Retirement Plan was amended.

Supplemental retirement benefits

JPMorgan Chase maintains a non-qualified, unfunded excess retirement plan that provides participants, including named executive officers, with retirement benefits that would have been payable under the Retirement Plan but for Internal Revenue Service limits, with a $1 million annual ceiling on base salary eligible for such credit.

Estimate of retirement benefits

The following table shows the estimated annual retirement benefits, under all plans applicable to the named executive officers, that would be payable to the officers listed if they were to retire at age 65 at their 2005 base salary and payments were made in the form of a 50% joint and surviving spouse annuity, which is the normal form of payment for married employees.

Estimated age 65 retirement benefits

Name	Estimated annual retirement benefit(1)
William B. Harrison, Jr. (2)	$1,696,200
James Dimon	115,899
Steven D. Black	31,281
Charles W. Scharf	137,844
William T. Winters	156,624

1	Except for Mr. Harrison, amounts include (i) interest credits for cash balances projected to be 5.18% per year on annual salary credits and 6.48% per year on prior service balances, if any, and (ii) accrued benefits as of December 31, 2005, under applicable retirement plans, including nonqualified, unfunded programs, then applicable to the named executive officer. Benefits are not subject to any deduction for social security payments.
2	On December 14, 2004, the Board approved a single life annuity benefit of $2 million for Mr. Harrison to commence at retirement. The amount of the annuity is reduced by the value of Mr. Harrison’s other retirement benefits under the qualified and nonqualified retirement plans in which he participates and is subject to actuarial adjustments for commencement before age 65 and for survivor or other benefit payment forms. The estimated annual retirement benefit in the above table reflects the value of all retirement benefits Mr. Harrison is entitled to receive from the Firm (including the Board approved annuity), actuarially adjusted to reflect a 50% joint and surviving spouse annuity.

Employment and severance agreements

Harrison agreement – In connection with the Merger, JPMorgan Chase agreed to provide Mr. Harrison with severance in an amount equal to three times his base salary plus three times the three-year average of his annual cash bonus (but not less than $22.2 million) if his employment were involuntarily terminated without cause prior to July 1, 2006. By agreement dated March 21, 2006, Mr. Harrison waived his rights to such severance.

Dimon agreement – In connection with the Merger, JPMorgan Chase entered into an employment agreement with Mr. Dimon for a term ending on the date of the 2007 annual meeting of shareholders, superseding an agreement Mr. Dimon executed with Bank One in March 2000. By amendment dated March 21, 2006, Mr. Dimon waived his rights under the employment agreement to a minimum guaranteed base salary and, if his employment were terminated without cause or he resigned for good reason, to severance in an amount equal to 90% of severance payable to Mr. Harrison (but not less than $20 million). As amended, the employment agreement provides as follows:

•	If Mr. Dimon’s employment is terminated by JPMorgan Chase without cause or Mr. Dimon resigns with good reason, Mr. Dimon will be entitled, subject to execution of a release in favor of JPMorgan Chase and certain post-termination employment restrictions, to severance in an amount determined under the executive severance policy described below, accelerated vesting of equity-based awards and a minimum of five years (or the original full term, if shorter) to exercise outstanding options; and continued medical and dental benefits for three years and eligibility to participate in JPMorgan Chase’s post-retirement welfare benefit programs.

•	If Mr. Dimon’s employment is terminated due to his death or disability, Mr. Dimon (or his estate) will be entitled to a pro rata bonus for the year of termination, accelerated vesting of equity-based awards and a minimum of five years (or the original full term, if shorter) to exercise outstanding options; and continued medical and dental benefits at employee rates (in the case of disability, until age 65 and, upon his death, to his eligible dependents for three years) and eligibility to participate in JPMorgan Chase’s post-retirement welfare benefit programs.

Black, Scharf and Winters agreements – Under agreements entered into in connection with the Merger, Messrs. Black, Scharf and Winters were eligible for severance upon involuntary termination without cause in an amount equal to two times current base salary plus, for Messrs. Black and Winters, two times the executive officer’s three-year average cash bonus and, for Mr. Scharf, two times his 2005 guaranteed cash bonus. Mr. Scharf waived his rights to such severance and to his 2005 guaranteed cash bonus; Messrs. Black and Winters also waived their rights to such severance. As a result of such waivers, Messrs. Black, Scharf and Winters are now subject to the executive severance policy described below.

Executive severance policy – As part of the Bank One merger, severance agreements for certain executives were authorized on a transitional basis. These agreements will end no later than July 2007. Except for executives subject to such agreements, executive officers are generally eligible upon involuntary termination without cause, subject to execution of a release in favor of JPMorgan Chase and certain post-termination employment restrictions, to severance in an amount equal to two times current base salary plus such further amount, if any, determined at the discretion of JPMorgan Chase; continued eligibility for medical, dental and life insurance benefits at employee rates for two years following termination; and full or continued vesting of outstanding equity-based awards (except for the Special Stock Options granted in 2005, as described in note 1 to the Stock Option/Stock Appreciation Rights grant table). Post-termination exercise periods for stock options and stock appreciation rights granted before 2005 vary, based on the terms of the particular award.

Additional information about our directors and executive officers

Section 16(a) beneficial ownership reporting compliance

Our directors and executive officers file reports with the Securities and Exchange Commission indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2005 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities.

Transactions with directors, executive officers, 5% shareholders and associates

Our directors and executive officers and their respective associates, and Barclays Global Investors, NA (Barclays), beneficial owner of more than 5% of our outstanding common stock, were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2005. Additional transactions may be expected to take place in the future. Any outstanding loans to directors, executive officers, Barclays, and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

In December 2005, approximately 2,900 JPMorgan Chase employees were given an opportunity to invest on an unleveraged, after-tax basis in a limited partnership which invests in the private equity investments made by One Equity Partners (OEP). All investments made by the limited partnership will be made over a multi-year period on a fixed pro rata basis with all private equity investments made by OEP, in the same class of securities and on substantially the same terms and conditions. Accordingly, the limited partnership exercises no discretion over whether or not to participate in or dispose of any particular investment. The Firm’s executive officers, except for the President and Chief Executive Officer, the Chief Financial Officer and the co-General Counsels, were provided this investment opportunity.

From 1997 to 2004, the Firm offered eligible employees the opportunity to co-invest in investments made by JPMorgan Partners, and executive officers were eligible to participate in such investments until 2002. Employee-investors purchased common equity interests on an after-tax basis in annually-formed limited partnerships each of which invested in the general pool of private equity investments made by JPMorgan Partners during the year the limited partnership was formed. The general partner of each of the limited partnerships is a JPMorgan Chase subsidiary. Each year the subsidiary made a preferred capital contribution alongside the employee-investor equal to three times the amount of capital invested in the limited partnership by the employee-investors and also purchased common equity interests on terms consistent with the common equity investments of the employee-investors. In consideration for the preferred capital contribution, the subsidiary receives a specified fixed rate of return. This fixed rate of return is equal to 8% (cumulative but not compounded) for the limited partnerships investing during the years 1997 through 2000 and 7% (cumulative and compounded) for the limited partnerships thereafter.

Upon distribution of any limited partnership assets (including cash proceeds received upon the disposition of an investment), the general partner’s preferred capital contribution and the applicable accrued fixed rate of return is paid to the general partner. Thereafter, all further limited partnership asset distributions are made to the holders of the common equity interests.

The outstanding balance as of December 31, 2005, of the aggregate preferred equity contributions made by the JPMorgan Chase subsidiary as a result of investments made by the Firm’s executive officers were as follows: Steven D. Black: $52,217; John F. Bradley: $237,889; Ina R. Drew: $219,845; William B. Harrison, Jr.: $242,228; Samuel Todd Maclin: $76,824; William H. McDavid: $219,845; Richard J. Srednicki: $145,858; and Don M. Wilson III: $139,829. Mr. Bradley and Mr. Winters have outstanding loans entered into in 2000 from a J.P. Morgan & Co. Incorporated co-investment partnership. Mr. Bradley’s outstanding balance at December 31, 2005, was $177,419, of which $42,537 is a recourse loan payable in June 2010 and $134,882 is a nonrecourse loan payable in June 2015. Mr. Winter’s outstanding balance at December 31, 2005, was $446,022, of which $106,341 is a recourse loan payable in June 2010 and $339,681 is a nonrecourse loan payable in June 2015. The interest rate on these loans is LIBOR plus 150 basis points, reset quarterly.

Compensation & Management Development Committee interlocks and insider participation

The members of the Compensation & Management Development Committee are listed on page 5. No member of the Compensation & Management Development Committee is or ever was a JPMorgan Chase officer or employee. No member of the committee is, or was during 2005, an executive officer of another company whose board of directors has a comparable committee on which one of JPMorgan Chase’s executive officers serves. All of the members of the committee, or their associates, were customers of or had transactions with JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2005. Additional transactions may be expected to take place in the future. All outstanding loans to the directors and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Audit Committee report

Four non-management directors comprise the Audit Committee of the Board of Directors of JPMorgan Chase. The committee operates under a written charter adopted by the Board. The Board has determined that each member of the committee has no material relationship with the Firm under the Board’s director independence standards and is independent under the listing standards of the New York Stock Exchange, where the Firm’s securities are listed.

Management is responsible for the Firm’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP (PwC), the Firm’s independent registered public accounting firm, is responsible for performing an independent audit of JPMorgan Chase’s consolidated financial statements in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board and auditing management’s assessment of the effectiveness of internal control over financial reporting. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the General Auditor, who is accountable to the Audit Committee. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, we met and held discussions with management, the internal auditors and PwC. Management represented to us that JPMorgan Chase’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We reviewed and discussed the consolidated financial statements with management and PwC. We also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

PwC provided us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with PwC their independence.

Based on our discussions with management, the internal auditors, and PwC, as well as our review of the representations of management, and PwC’s report to us, we recommended to the Board, and the Board has approved, including the audited consolidated financial statements in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. Subject to shareholder ratification, we also approved the appointment of PwC as JPMorgan Chase’s independent registered public accounting firm for 2006.

We annually review our written charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

Dated as of February 24, 2006

Audit Committee

Laban P. Jackson, Jr. (Chairman)

Hans W. Becherer

John H. Biggs

Richard A. Manoogian

Proposal 2: Appointment of independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC), 300 Madison Avenue, New York, New York 10017, as the Firm’s independent registered public accounting firm to audit the financial statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2006. A resolution will be presented at the meeting to ratify their appointment. If the shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Firm’s independent registered public accounting firm.

Fees paid to PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for JPMorgan Chase by PwC for the years ended December 31, 2005 and 2004, were:

($ in millions)	2005	2004
Audit	$36.1	$33.9
Audit-related	10.4	13.4
Tax	8.7	11.9
All other	0.0	0.0

Total	$55.2	$59.2

Excluded from 2005 and 2004 amounts are Audit, Audit-related, and Tax fees aggregating $11.4 million and $10.4 million, respectively, paid to PwC by private equity funds, commingled trust funds and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm.

Audit fees – Audit fees for the years ended December 31, 2005 and 2004, were $31.6 million and $29.5 million, respectively, for the annual audit and quarterly reviews of the consolidated financial statements and $4.5 million and $4.4 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, comfort letters and consents in respect of Securities and Exchange Commission filings.

Audit-related fees – Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include attest and agreed-upon procedures not required by statute or regulation, which address accounting, reporting and control matters. These services are normally provided by PwC in connection with the recurring audit engagement.

Tax fees – Tax fees for 2005 and 2004 were $5.7 million and $9.5 million respectively for tax return compliance and $3.0 million and $2.4 million respectively for other tax services. Other tax work includes tax advice regarding routine business transactions primarily related to private equity operations.

All other fees – JPMorgan Chase’s current policy restricts the use of PwC to Audit, Audit-related and Tax services only.

Audit Committee pre-approval policies and procedures

JPMorgan Chase’s policy on the use of PwC’s services is not to engage its independent registered public accounting firm for services other than Audit, Audit-related and Tax services.

The Audit Committee has adopted pre-approval procedures for services provided by the independent registered public accounting firm that are reviewed and ratified annually. These procedures require that the terms and fees for the annual Audit service engagement be pre-approved by the Audit Committee. In addition, for Audit, Audit-related and Tax services, the Audit Committee has pre-approved a list of these services and a budget of related fees, as documented in the pre-approval policy. All requests or applications for PwC Audit, Audit-related and Tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval. In addition, any such requests in excess of $250,000 require specific approval by the Chairman of the JPMorgan Chase Audit Committee. All requests for Audit, Audit-related and Tax services not included in the pre-approval policy must be specifically approved by the Audit Committee and all fee amounts in excess of pre-approved budgeted fee amounts must also be specifically approved by the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception pursuant to which the requirement for pre-approval may be waived.

Proposals 3-13: Shareholder proposals

Proposal 3 – Stock options

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, the holder of record of 1,044 shares of common stock, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

Board response to proposal 3:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Proposal unduly restrictive – The Board believes that this proposal which calls for a complete ban on any future stock option grants to the Firm’s employees, is unduly restrictive and extreme. Although there has been criticism over the granting of excessive stock options, there is little support for their outright elimination. A total prohibition on stock option grants deprives the Firm of needed flexibility in designing effective incentives since it significantly limits the Board’s ability to modify compensation practices based on future circumstances. Totally eliminating stock options would be inconsistent with the compensation practices followed by our competitors and could hamper our efforts to recruit and retain the most talented employees.

Shareholders authorized options – Last year, shareholders approved our 2005 Long-Term Incentive Plan, which authorizes grants of options, option-like stock appreciation rights and other equity grants.

Option repricing prohibited – The Board agrees that stock options should not be repriced after they are granted. Our Corporate Governance Principles and the 2005 Long-Term Incentive Plan already provide that repricing is prohibited.

Appropriate use of options – In recent years, JPMorgan Chase has significantly decreased option grants. As stated in the Compensation committee report on executive compensation on page 8, beginning in January 2005 we used stock units as the primary component for equity incentives. Nevertheless, stock options can provide effective incentives to align employee and shareholder interests when they are used appropriately, as the Board believes they are.

This proposal deprives the Board of any ability to incorporate stock options as part of a balanced and effective incentive compensation program.

Accordingly, the Board recommends a vote against this proposal.

Proposal 4 – Performance-based restricted stock

American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, DC 20036, the holder of 52,295 shares of common stock has advised us that it intends to introduce the following resolution:

RESOLVED, that shareholders of JPMorgan Chase & Co. (“JPMorgan Chase”) ask the Compensation and Management Development Committee of the Board of Directors to adopt a policy that a significant portion of restricted stock granted to senior executives require the achievement of performance goals as a prerequisite to vesting. The policy should be implemented in a way that does not violate any existing employment agreement or the terms of any equity compensation plan currently in effect.

SUPPORTING STATEMENT

JPMorgan Chase uses a substantial amount of restricted stock and SARs to compensate its senior executives. From 2002 through 2004, William Harrison received restricted stock awards with a total value of $8,010,000, while James Dimon received restricted stock awards valued at $4,500,000 during the same time frame. As of December 31, 2004, Mr. Harrison held 698,523 units of restricted stock worth $27,249,382, and Mr. Dimon held 203,025 units worth $7,920,005. The vesting of these awards does not depend on the achievement of any performance goals; rather, they simply vest over time.

We believe that compensation policies should align the interests of senior executives with those of shareholders. However, to provide appropriate incentives, we believe that restricted stock should have real downside risk. Restricted stock without performance-based vesting measures are often described as “pay for pulse,” because shares vest after an executive puts in a certain amount of time at the company, not as a result of achieving performance goals.

There has been significant criticism of the incentive value of restricted stock grants without performance hurdles. An August 11, 2003 editorial in Forbes characterized restricted stock grants without performance targets as “weak incentives for improving performance.” WorldCom/MCI corporate monitor and former SEC chairman Richard Breeden opined in his August 2003 governance recommendations for MCI that “there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.”

Matt Ward, CEO of San Francisco-based Westward Pay Strategies, says restricted stock grants without performance targets create “the lay-low effect: just lay low and don’t get fired.”

Leading companies have been requiring senior executives to satisfy performance requirements before restricted stock can vest. In its widely publicized 2003 shift from stock options to restricted stock, Microsoft imposed performance vesting targets on its 600 most senior managers. The performance share units granted to GE CEO Jeffrey Immelt in 2003 similarly require the achievement of goals relating to cash flow from operations and total shareholder return. JPMorgan Chase should follow the lead of these companies.

The need for performance targets for the vesting of restricted stock is especially acute in light of JPMorgan Chase’s stock price performance. According to the most recent proxy statement, $100 invested in JPMorgan Chase stock on December 31, 1999 would have been worth $83.61 on December 31, 2004, while $100 invested in an index of peer companies would have been worth $143.26 on that date.

We urge shareholders to vote for this proposal.

Board response to proposal 4:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Performance-based – JPMorgan Chase supports the proposition that performance-based compensation should be an important component of executive compensation. However, the Board believes that the Firm’s executive compensation program is already substantially based on performance and has effectively aligned management and shareholder interests.

The Compensation & Management Development Committee evaluates executive performance on a variety of quantitative and qualitative performance measures, which are discussed in the Compensation Committee report on executive compensation on page 8. Because of the complexity of the Firm’s businesses, we believe that set formulas or pre-established targets cannot be the sole determinant for compensation decisions.

Stock units – Our compensation programs focus on rewarding performance that will increase shareholder value, with an increased emphasis on variable pay directly linked to corporate and individual performance. Restricted stock units (stock units) are inherently performance-based since their eventual value is dependent on stock price, which is largely driven by corporate performance. Stock units, when used reasonably, assist not only in recruiting and retaining executives but also in motivating executives to focus on the Firm’s long-term performance and results.

Unintended consequences – The proposal suggests that vesting of equity awards should be linked to specific performance measures. It is our belief that tying vesting to specific performance measures can have the unintended consequence of skewing results to the specified performance factors, rather than focusing executives on the longer-term view.

Maintain flexibility – The Board believes that JPMorgan Chase already considers performance in establishing every element of executive compensation and that this proposal would unduly limit our flexibility by requiring that a substantial portion of equity compensation be in one particular form. It is also important to preserve flexibility in designing effective compensation programs so that incentives can take into account changing competitive conditions, modifications in the tax laws, business opportunities and other relevant factors.

Accordingly, the Board recommends a vote against this proposal.

Proposal 5 – Separate chairman

Mr. Richard A. Dee, 115 East 89th Street, New York, NY 10128, the holder of 200 shares of common stock, has advised us that he intends to introduce the following resolution:

“40% of the shares voted on this proposal last year called FOR its approval.

“Stockholders hereby request that the JPMorganChase Board of Directors adopt promptly a resolution requiring that the Chairman of the Board serve in that capacity only, and have no management duties, titles, or responsibilities.

“When someone acts, for example, as both a corporation’s chairman and its CEO, a vital separation of power and responsibility is eliminated – and the owners of the corporation, its stockholders, are deprived not only of a crucial protection against conflicts of interest, they are deprived of a clear and direct channel of communication with the corporation.

“What stockholder-damaging conflicts of interest can be more serious than those that so often occur when overseers are allowed to oversee and supervise themselves? When a corporation’s chairman is also its CEO, such conflicts can and do happen.

“At Enron, WorldCom, Tyco, and other legends of mismanagement and/or corruption, the chairmen also served as CEO’s. Their dual roles helped those individuals to achieve virtually total control of the companies.

“When a chairman runs a company, the information received by directors and others may or may not be accurate. If a CEO wants to cover up corporate improprieties, how difficult is it to convince subordinates to go along? If they disagree, to whom do they complain? The chairman?

“As banker, investment banker, and concerned and outspoken stockholder, my experience with corporate chairmen, presidents, CEO’s, and directors has been very considerable. And I do not come lately to Corporate Governance. The term was new when, in 1979, I originated and sponsored the first Corporate Governance proposal ever voted upon – at 3M Company, calling upon it to reconstitute its board so that a majority of directors would be non-management Outside Directors.

“Few individual stockholders know enough about companies to question their activities. Institutional investors, many of whom know little if any more, are too busy currying favor with managements to have the guts to question them – and by doing so risk loss of access to the widely profitable “Inside Information Superhighway”. That combination of stockholders has proven a recipe for disasters.

“Stockholders must continue to expect the unexpected unless and until they demand that company boards be composed of substantial majorities of independent and objective outside directors who are particularly well-qualified to serve their interests – and until directors select as chairmen those who are independent of managements.

“While individual stockholders are responsible only to themselves, institutional stockholders are responsible to millions of investors. All too often they have betrayed not only their moral obligations, but their duties as fiduciaries.

“Efforts to improve Corporate Governance are found increasingly in stockholder proposals such as this – proposals opposed widely by institutional stockholders. It is time for those whose financial futures are in the hands of money managers to inform those fiduciaries that they expect them to recognize their duties and to fulfil their legal obligations. There is no higher priority. Voting in favor of this proposal will help.

“Please vote FOR this proposal. “

Board response to proposal 5:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Flexibility to structure board – The fundamental question raised by this proposal is whether a board of directors should be permitted to structure itself in a manner that reflects the needs of the corporation and the capabilities of its directors or whether a structure should be imposed upon it. The Board of Directors believes that shareholders are best served when the Board retains the flexibility to structure itself, and the benefits of this philosophy are demonstrated by the current structure in place at JPMorgan Chase.

Chairman and CEO separate – The Firm separated the roles of Chairman and Chief Executive Officer on December 31, 2005. On that date, Mr. Dimon became Chief Executive Officer. Mr. Harrison gave up his responsibilities as CEO and retained the position of Chairman of the Board. Mr. Dimon, in his position as CEO, is responsible for the overall supervision, management and direction of the business and policies of JPMorgan Chase. Mr. Harrison, as Chairman of the Board, focuses on board policies, broad strategic issues, and senior client relations. We believe that having a Chairman who is thoroughly familiar with the business and operations of our company is a strength in our management structure.

Strength of our structure – Our corporate governance structure, with its emphasis on independence, makes it unnecessary to have an inflexible requirement that the Chairman be separate from management. The Board believes that the candor and objectivity of the Board’s deliberations are not affected by whether its Chairman is independent or a member of management. In addition, at each regularly scheduled board meeting, the non-management directors meet in executive session with no members of management present and may discuss any matter they deem appropriate.

This proposal would eliminate many of the benefits afforded by the existing Board structure and restrict the Board’s ability to choose the director best suited to serve as its Chairman.

Accordingly, the Board recommends a vote against this proposal.

Proposal 6 – Sexual orientation

Mr. Bernhard W. Roegele and Mrs. Helga J. Roegele, as Trustees for the Roegele Living Trust, 39 Gramercy Park North, New York, NY 10010-6303, the holder of record of 189 shares of common stock, have advised us that they intend to introduce the following resolution:

Whereas, it would be inappropriate and possibly illegal to ask a job applicant or employee about their sexual interests, inclinations and activities.

Whereas, it is similarly inappropriate and legally problematic for employees to discuss personal sexual matters while on the job.

Whereas, unlike the issues of race, age, gender and certain physical disabilities, it would be impossible to discern a person’s sexual orientation from their appearance.

Whereas, according to the Human Rights Campaign (HRC), the largest national lesbian, gay, bisexual, and transgender political organization, “an inclusive non-discrimination policy (one that refers to sexual orientation) is a key facet of the rational for extending domestic partner benefits.” The HRC adds, “Establishing a benefits policy that includes your company’s gay and lesbian employees is a logical outgrowth of your company’s own non-discrimination policy....”

Whereas, domestic partner benefit policies pay people who engage in homosexual sex acts, which were illegal in this country for hundreds of years, and have been proscribed by the major traditions of Judaism, Christianity and Mohammedism for a thousand years or more.

Whereas, cohabitation, regardless of sexual orientation, is illegal in North Carolina, North Dakota and several other states.

Whereas, the Armed Forces of the United States is one of the largest and most diverse organizations in the world. They protect the security of us all while adhering to a “don’t ask, don’t tell policy” regarding sexual interests.

Whereas, our company does not discriminate against tobacco users when they apply for a job even though they are not protected by any employment clause. It also does not pay tobacco users’ benefits based on their engaging in this personally risky behavior.

Whereas, many companies discourage discussion of personal sexual interests or activities.

Whereas, discussion of sexual topics could be considered sexual harassment and legally actionable if they created a hostile work environment.

Whereas, those who engage in homosexual sex are at a significantly higher risk for HIV/AIDS and sexually transmitted diseases.

Whereas, marriage between heterosexuals has been protected and encouraged by a wide range of societies, cultures and faiths for ages.

Resolved: the shareholders request that our company amend its written equal employment opportunity policy to explicitly exclude reference to sexual orientation.

Statement: While the legal institution of marriage should be protected, the sexual interests, inclinations and activities of all employees should be a private matter, not a corporate concern.

Board response to proposal 6:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Anti-gay rights proposal – This stockholder proposal requests that JPMorgan Chase deny equal employment opportunity rights to gay employees by amending its policies so as to permit discrimination based on sexual orientation. The Board believes that the anti-gay rights campaign, which is the motivation behind this proposal, is contrary to the core values that this company stands for.

Domestic partner benefits – The proposal is a veiled attempt to have JPMorgan Chase discontinue providing domestic partner benefits (which are included in the Firm’s qualified adult benefits program) to its employees. Providing benefits of this nature is an important part of our culture, in which all employees are treated with respect and free from discrimination on the basis of color, creed, sex, national origin, or sexual orientation. The Firm’s decision to adopt its domestic partner policy was based on our desire to promote a diverse workforce, and supports our belief that we consider every employee to be a valuable part of our business.

Diversity enhances business – We want to be the best financial services company in the world. Achieving this depends on having the best people doing their best work. For us, the business case is simple: diversity enhances a company’s ability to attract and retain the best talent, to identify opportunities that improve the quality of products and services, and to create an organization that clients and employees are proud to be affiliated with. Companies that can manage and market to diverse groups have a competitive advantage.

At JPMorgan Chase, we recognize the value of a truly diverse workforce, and ensuring that all our employees reach their full potential. We will not tolerate disrespectful treatment of any of our employees.

Accordingly, the Board recommends a vote against this proposal.

Proposal 7 – Special shareholder meetings

SEIU Master Trust, 1313 L Street, N.W., Washington DC 20005, the holder of 110,506 shares of common stock, has advised us that it intends to introduce the following resolution:

RESOLVED, that shareholders of JPMorgan Chase & Co. (“JPMorgan”) urge the board of directors to amend the bylaws to give holders of at least 25% of the outstanding common stock the power to call a special meeting of shareholders.

SUPPORTING STATEMENT

Currently, JPMorgan shareholders can take formal action only at the annual meeting of shareholders because shareholders do not have the power to call a special shareholders’ meeting or take action by written consent in lieu of a meeting. In our opinion, limiting shareholders to acting at the annual meeting gives the board and management too much control over the timing of shareholder action.

Shareholders should have the ability, within reasonable limits, to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important, we think, in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot before the next annual meeting.

For those reasons, this proposal asks JPMorgan’s board to amend the bylaws to establish a process by which holders of at least 25% of JPMorgan’s outstanding common shares may demand that a special meeting be called. The corporate laws of many states (though not Delaware, where JPMorgan is incorporated) provide that holders of only 10% of shares may call a special meeting, absent a contrary provision in the charter or bylaws. Accordingly, we view a 25% threshold as striking a reasonable balance between enhancing shareholder rights and avoiding excessive distraction and cost to the company.

Prominent institutional investors and organizations advocate allowing shareholders to call a special meeting. Fidelity, Vanguard, American Century and Massachusetts Financial Services are among the mutual fund companies supporting shareholders’ right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the Connecticut Retirement Plans and Trust Funds, the New York City Employees Retirement System and the Los Angeles County Employees Retirement Association, also favor preserving this right. Governance ratings services The Corporate Library and Governance Metrics International take special meeting rights into account when assigning company ratings.

We urge shareholders to vote for this proposal.

Board response to proposal 7:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Special Meetings – Under our by-laws, a special meeting of shareholders may be called at any time by the Board, the Chairman of the Board, the Chief Executive Officer, the President or a Vice Chairman. This by-law provision conforms to the requirements of the Delaware Corporation Law. For a company with as many shareholders as JPMorgan Chase, a special meeting of shareholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. Calling special meetings of shareholders is not a matter to be taken lightly, and should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.

Directors’ business judgment – Enabling a minority of shareholders to call special meetings could impose substantial administrative and financial burdens on the Firm, and significantly disrupt the conduct of the Firm’s business. The current by-law provision is an appropriate corporate governance provision for a public company of our size because it allows the directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of shareholders to convene a special meeting.

Accordingly, the Board recommends a vote against this proposal.

Proposal 8 – Lobbying priorities report

Mr. Thomas J. Borelli, 173 Oakland Avenue, Eastchester, NY 10709, the holder of 85 shares of common stock, has advised us that he intends to introduce the following resolution:

Lobbying Priorities Report

Whereas:

JPMorgan Chase’s primary responsibility is to create shareholder value. The Company should pursue legal and ethical means to achieve that goal, including identifying and advocating legislative and regulatory public policies that would advance Company interests and shareholder value in a transparent and lawful manner.

The Company’s public policy positions and related advocacy activities should be developed and prioritized based on sound, fact-based analyses and not pressure from external activist groups. [See http://www.FreeEnterpriseActionFund.com/about.html]

Whereas:

In 2004, environmental activists began pressuring the Company to adopt an environmental policy. Activist pressure tactics included transporting public school children to corporate headquarters to protest the Company on December 16, 2004 and protesting the Chairman William Harrison in his residential neighborhood on March 5, 2005.

On April 25, 2005, the Company issued an environmental policy similar to that demanded by the environmental activists, including a commitment to advocate a restrictive national policy for greenhouse gas emissions. [See Environmental Policy, Section B.II.a, http://www.jpmorganchase.com/cm/cs?pagename=Chase/Href&urlname=jpmc/community/env/policy/clim.]

Restrictions on greenhouse gas emissions are not likely to provide significant benefits for global climate and may only cause economic harm. [See e.g., Hoffert M et al. Science 1 November 2002 298: 981-987.]

Whereas:

Over the past several years, the Company agreed to settle various lawsuits, including Enron and WorldCom litigation, for billions of dollars, despite claiming the Company had meritorious defenses to the lawsuits.

The Company spent at least $500 million in attorney’s fees during 2004. [See Discussion during shareholder comment period at the Company’s 2005 annual meeting.] The Company has not issued a policy, similar in form to its environmental policy, announcing the Company’s commitment to advocate for litigation reform that might reduce unmeritorious litigation that reduces shareholder value.

Resolved: The shareholders request the Board of Directors, at reasonable cost and excluding confidential information, report to shareholders on the Company’s process for identifying and prioritizing legislative and regulatory public policy advocacy activities. The report should:

1. Describe the process by which the Company identifies, evaluates and prioritizes public policy issues of interest to the Company;

2. Identify and describe public policy issues of interest to the Company;

3. Prioritize the issues by importance to creating shareholder value; and

4. Explain the business rationale for prioritization.

Statement of support:

1. Benefits to the Company and shareholders from litigation reform are more certain and tangible than benefits to shareholders from restrictive policies concerning greenhouse gas emissions.

2. Frivolous litigation imposes burdensome costs on businesses and shareholders, as much as $245 billion a year. [See US Chamber Institute for Legal Reform http://www.legalreformnow.com/index.php?src=gendocs&link=Impact_of_Lawsuit_Abuse&category=Issues.]

3. Class action lawyers are increasingly targeting heavily regulated businesses, including the financial services industry. [See Manhattan Institute, http://www.manhattan-institute.org/html/clp_10-30-02.htm#p1.]

4. It is uncertain that shareholder value will be enhanced, and it may even be harmed, by Company advocacy of a restrictive national global warming policy.

Board response to proposal 8:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Importance of participation in legislative/regulatory process – JPMorgan Chase believes that it is in the Firm’s and shareholders’ best interests to be an effective participant in the legislative and regulatory process. Disclosure of our legislative and regulatory priorities and the business rationale behind every initiative and position we undertake would impose a business disadvantage on JPMorgan Chase. Our business is subject to extensive regulation at the federal and state levels. We are constantly involved in a number of legislative and regulatory initiatives in a broad spectrum of policy areas which can have an immediate and dramatic effect on our operations. Because parties with interests adverse to the Firm also participate in this process to their business advantage, any unilateral disclosure of our positions could benefit these parties and our competitors and cause strategic harm to the Firm, as well as potentially reducing profits.

Cost of report outweighs benefits – The resources currently allocated to lobbying activities are negligible in comparison to the scope and extent of our business. Nevertheless, in the Board’s view, preparation of the report required by this proposal would impose significant additional costs and administrative burdens on the Firm with no appreciable benefit to shareholders, and could, in fact, undermine initiatives meant to benefit the Firm and its shareholders.

Accordingly, the Board recommends a vote against this proposal.

Proposal 9 – Political contributions report

AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington DC 20005, the holder of 2,494 shares of common stock, has advised us the it intends to introduce the following resolution:

Resolved, that the shareholders of JP Morgan Chase & Co. (“JP Morgan” or the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a. An accounting of the Company’s funds contributed to any of the organizations described above;

b. Identification of the person or persons in the Company who participated in making the decisions to contribute;

c. The internal guidelines or policies, if any, governing the Company’s political contributions.

This report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee, and posted on the Company’s website.

Supporting Statement

As long-term shareholders of JP Morgan, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure. Absent a system of accountability, we believe that corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. We are concerned that there is currently no single source of information that provides all of the information sought by this resolution.

Working Americans do business with our Company as investment management clients. They invest their retirement savings through JP Morgan and own shares in the Company itself. We believe these relationships are based on the expectation of trust in JP Morgan.

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets. Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

We believe increased political disclosure will make our Company’s political contributions more transparent, and allow shareholders to fully evaluate the use of corporate assets in election campaigns and debates surrounding retirement security and other issues of importance.

Board response to proposal 9:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Importance of supporting electoral process – JPMorgan Chase believes it is in the best interests of shareholders to support the electoral process by making prudent political contributions when such contributions are permitted by federal, state and local laws. Furthermore, JPMorgan Chase is fully committed to complying with all applicable laws concerning political contributions, including laws requiring public disclosure of such contributions. These disclosures provide ample public information about our political contributions.

Federal contributions – Corporate political contributions are prohibited at the federal level and of course we make none. Federal political contributions to candidates, political party committees and political action committees are made by the Firm’s political action committees (PACs), which are not funded by corporate funds, but are supported entirely by voluntary contributions made by employees. These political contributions made by the PACs are reported in filings with the Federal Election Commission and are publicly available.

State contributions – While some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. As this information is publicly available, data on all contributions made by the Firm and its employees can be obtained.

Competitive disadvantage – Public disclosure of the guidelines for each political contribution could place JPMorgan Chase at a competitive disadvantage by revealing its strategies and priorities. The absence of a legitimate concern regarding the Firm’s political contributions makes such disclosure unnecessary.

Consequently, the Board believes that the information required to be disclosed under the proposal is duplicative of information already available to the Firm’s stockholders and the public, and would cause the Firm to incur additional and unnecessary expense.

Accordingly, the Board recommends a vote against this proposal.

Proposal 10 – Poison pill

Mr. John Chevedden, as agent for Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the holder of 3,800 shares of common stock, has advised us that he intends to introduce the following resolution:

10 – Redeem or Vote Poison Pill

RESOLVED, Shareholders request that our Board redeem any future or current poison pill, unless such poison pill is subject to a shareholder vote as a separate ballot item, to be held as soon as may be practicable. Charter or bylaw inclusion if practicable.

Thus there would be no loophole to allow exceptions to override the implementation of a shareholder vote as soon as may be practicable. Since a vote would be as soon as may be practicable, it accordingly could take place within 4-months of the adoption of a poison pill by our Board. To give our board valuable insight on our views of their poison pill, a vote would occur even if our board had promptly terminated their poison pill because our board could turnaround and readopt their poison pill once terminating it.

According to The Corporate Library (TCL), an independent investment research firm in Portland, Maine, shareholders gave a 68% supporting vote to a 2003 proposal that asked our company to require shareholder approval of all poison pills. Our board adopted a policy requiring such shareholder approval, but the policy also allows the board to override the policy and adopt a pill without shareholder approval. According to TCL, this override provision undermines the shareholder approval requirement, and TCL does not believe that the policy constitutes full implementation of the proposal.

I believe that the following paraphrased critique by The Corporate Library further supports a shareholder vote without exceptions:

The JPM board is a study in power and director connectivity. Directors individually average nearly twice as many directorships as the overall average for TCL’s universe of coverage, nearly 4-times the number of direct links with other boards, and 5-times as many direct interlocks with other boards. The JPM board is directly linked to no less than 22 other large corporate boards, not to mention until recently the board of the NYSE. TCL has noted elsewhere that many of the largest and most powerful US corporations are similarly linked to one another via the same set of individual directors. In most cases TCL would not even question such relationships, unless TCL saw additional signs of potential conflict of interest, such as compensation committee interlocks. But in the case of these large banks, TCL has to stop and ask: is it appropriate for such boards to permit, perhaps even encourage such a high level of potential director conflict? TCL thinks not. Yet it is virtually impossible to study any of the 15 largest US firms without running into at least one direct board connection with either JPM or Citigroup. Are there really so few suitable individuals available to serve on such powerful boards?

Pills Entrench Current Management

“Poison pills . . . entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.”

“Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

Redeem or Vote Poison Pill

Yes on 10

Board response to proposal 10:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Duplicative policy – The proposed policy is unnecessary and duplicative. JPMorgan Chase does not have a stockholder rights plan (poison pill), the Board has no plan to adopt one and the Board has already adopted a poison pill policy that we believe is responsive to shareholder interests.

Poison pill policy – The Board adopted a policy in 2003 as part of our Corporate Governance Principles that it will not adopt a poison pill without submitting it to a shareholder vote. The policy is as follows:

Poison pills – It is the policy of the Board with respect to shareholder rights plans of the firm, commonly known as poison pills, not to adopt a poison pill for the Firm without submitting it to a shareholder vote, but we reserve the right to do so if in our fiduciary responsibility we deem it appropriate to do so. If in exercising our fiduciary obligations we adopt a poison pill without going to shareholders on a prior basis, we will submit the poison pill to a non-binding shareholder vote at the earliest next special or annual meeting of shareholders. It is also our policy that if we adopt any material amendment to the foregoing policy, we will submit any such amended policy to a non-binding shareholder vote at the earliest next special or annual meeting of shareholders.

Background – Mr. Chevedden submitted a proposal on behalf of a shareholder for our 2003 annual meeting that the Board “redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.” We did not have a poison pill at the time, and had not had one since 1996, when the Board voluntarily redeemed one without any shareholder action. The proposal received a majority of votes cast, and following the 2003 annual meeting, the Firm engaged in an extensive dialogue with Mr. Chevedden. The Firm and Mr. Chevedden ultimately agreed on the above policy, which was adopted by the Board on October 21, 2003. At the time of its adoption, Mr. Chevedden agreed that the Board’s policy implemented the 2003 proposal and stated in writing that he had no objection to the Board’s policy.

We do not believe that there are any meaningful differences between the current proposal and the policy that the Board has already adopted.

Accordingly, the Board recommends a vote against this proposal.

Proposal 11 – Cumulative voting

Mr. John Chevedden, as agent for Mr. Victor Rossi, P.O. Box 249, Boonville, CA 95415-0249, the holder of record of 1,368 shares of common stock, has advised that he intends to introduce the following resolution:

11 – Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting (in our charter or bylaws if practicable). Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005. I believe this proposal could be a contender for a 51% vote at our company’s meeting today.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in Overall Board Effectiveness.

“F” in CEO Compensation.

Overall Governance Risk Assessment = High

•	We had no Independent Chairman and not even a Lead Director – Independent oversight concern.

•	Poison pill: A 2003 shareholder proposal asked our management to require shareholder approval of poison pills. Our board adopted a policy that our board can override the policy and adopt a pill without shareholder approval. This provision undermines the shareholder approval requirement, and it is not believed that the policy constitutes full implementation of the proposal according to The Corporate Library.

•	We had 16 directors – Unwieldy board concern and potential CEO dominance.

•	There are too many active CEOs on our board – 5 – Independence concern and over-commitment concern.

Additionally:

•	Three of our directors were designated “problem directors” by The Corporate Library:

1) Mr. Harrison – due to his involvement with the New York Stock Exchange board during “Dick” Grasso’s tenure.

2) Mr. Raymond – because he chaired the executive compensation committee at our company, which received a CEO Compensation rating of “F” by TCL.

3) Mr. Kessler – because he chaired the executive compensation committee at Abercrombie & Fitch, which received a CEO Compensation rating of “F” by TCL.

•	Our director Mr. Bossidy’s son was employed by our company as a Vice President – Independence concern.

•	We had 2 inside directors and 2 directors with 18 and 27 years tenure each – Independence concerns.

•	A director with 18-years director tenure chaired our compensation committee – Independence concern.

I believe Cumulative voting will improve our corporate governance and increase the possibility of electing at least one director with a specialized expertise needed to turnaround the above practices.

Cumulative voting allows a significant group of shareholders to elect a director or directors of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

Cumulative Voting

Yes on 11

Board response to proposal 11:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

One Share, One Vote – JPMorgan Chase, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for director. The Board of Directors believes that this voting method for electing directors best serves the interests of our company and our shareholders.

Risk of special interests and partisanship – Cumulative voting could impair the effective functioning of the Board by electing a director obligated to represent the special interests of a small group of shareholders, rather than all of the Firm’s shareholders. Cumulative voting also introduces the possibility of partisanship among directors, which could weaken their ability to work effectively together, a requirement essential to the successful functioning of any board of directors. Allowing each share of common stock to have one vote for each director nominee encourages accountability of each director to all of our shareholders.

Inconsistent with majority voting for directors – In December 2005, the Board approved the following policy regarding majority voting for directors:

In any non-contested election of directors, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall immediately tender his or her resignation, for decision by the Board of Directors at its next regularly scheduled Board meeting. Absent a compelling reason for the director to remain on the Board and public disclosure of that reason, the Board shall accept the resignation.

The concept of majority voting for directors has received substantial support from a wide range of commentators and public companies and has received high shareholder support when presented in the form of shareholder proposals. Many advocates of majority voting do not, however, support cumulative voting in combination with majority voting because of the risk that the combination could be destabilizing and imprudent.

Because each director oversees the management of the Firm for the benefit of all shareholders, the Board believes that changing the current voting procedures would not be in the best interests of shareholders.

Accordingly, the Board recommends a vote against this proposal.

Proposal 12 – Bonus recoupment

Mr. John Chevedden, as agent for Mr. Ray T. Chevedden, as Trustee for the Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Avenue, Los Angeles, CA 90043, the holder of at least $2,000 in market value of common stock, has advised that he intends to introduce the following resolution:

12 – Recoup Unearned Management Bonuses

RESOLVED: Recoup Unearned Management Bonuses. Shareholders request our board to adopt a policy (in our bylaws if practicable) whereby, in the event of a significant negative restatement of financial results or significant extraordinary write-off, our board will review all bonuses and any other awards that were made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period and will recoup, to the fullest extent practicable, for the benefit of our Company all such bonuses or awards to the extent that the specified performance targets were not achieved.

This would include that all applicable employment agreements and compensation plans adopt enabling or consistent text in an expedited manner as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans.

The need for this proposal is highlighted by The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rating our company:

“F” in CEO Compensation.

“D” in Overall Board Effectiveness.

These ratings lead to the question of whether we have an ineffective board that grants lavish executive compensation without proper incentives.

The 2005 edition of this proposal won a significant vote at our company – even though our management omitted some of the submitted text without SEC permission.

Similar to Proposal Voted at Computer Associates

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated revenues in the fiscal year ending March 31, 2000 by reporting revenue from contracts before they had been signed.

Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3.2 million bonus based on Computer Associates’ supposedly superior performance. Mr. Kumar did not offer to return his bonus based on discredited earnings.

There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give us as shareholders more options if we find ourselves in a situation similar to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be negatively restated, then our board should be enabled, by adoption of this proposal, to recoup executive pay that was not earned or deserved.

Recoup Unearned Management Bonuses

Yes on 12

Board response to proposal 12:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Proposal unduly rigid – The Board of Directors supports the review of performance-based compensation following a restatement that impacts the achievement of performance targets relating to that compensation, and to take appropriate action, including recoupment of cash and other incentives if warranted, but cannot support this proposal because it is unduly rigid.

Review procedures – In the event of a material restatement of the Firm’s financial results, the Board believes it would be appropriate to review the circumstances that caused the restatement and consider issues of accountability for those who bore responsibility for the events, including whether anyone responsible engaged in misconduct. As part of that review, consideration would also be given to any appropriate action regarding compensation that may have been awarded to such persons. In particular, it would be appropriate to consider whether any compensation was awarded on the basis of having achieved specified performance targets, whether an officer engaged in misconduct that contributed to the restatement and whether such compensation would have been reduced had the financial results been properly reported.

Range of actions – Depending on the outcome of that review, appropriate action could include employment actions including termination, impacting compensation in the year the restatement was made, seeking repayment of any bonus received for the period restated or any gains realized as a result of exercising an option awarded for the period restated, or canceling any unvested equity compensation awarded for the period restated. The Firm’s equity awards generally provide for forfeiture in the event an employee is terminated.

Equity awards include recoupment provision – The Firm included in the equity awards it granted in October 2005 and January 2006 a provision stating that upon termination for cause, the employee’s equity award would be cancelled and the employee would be required to repay any compensation realized from the equity award within one year prior to termination. Termination for cause includes any misconduct, violation of the Code of Conduct or policies, or any act or failure to act that could reasonably be expected to cause financial or reputational harm to the Firm.

Existing policies – The Firm has a number of policies which we believe mitigate the likelihood that an officer would intentionally engage in misconduct to effect financial results. The Firm stresses the importance of the integrity of its financial reporting through a multiplicity of channels, including the Firm’s Code of Conduct and Code of Ethics for Finance Professionals. As described in the Compensation Committee report on executive compensation on page 8, we evaluate executive performance on a variety of quantitative and qualitative performance measures and believe that set formulas cannot be the sole determinant for compensation decisions. Equity awards are subject to multi-year vesting periods and members of the Firm’s Operating Committee are required to retain 75% of the net shares of stock received from equity-based awards.

Sarbanes-Oxley Act – In addition, the Sarbanes-Oxley Act already requires that in the case of accounting restatements due to the issuer’s material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, chief executive officers and chief financial officers must reimburse the company for any bonus or other incentive-based or equity-based compensation and profits from the sale of the company’s securities during the 12-month period following initial publication of the financial statements that had to be restated. Also, the Sarbanes-Oxley Act requires both management and the independent registered public accounting firm to annually report on the corporation’s internal control over financial reporting. This year’s reports can be found on pages 85 and 86 of the Firm’s 2005 Annual Report.

Notwithstanding the foregoing, the Board cannot support this specific proposal because of its mechanistic approach. The Board believes that in carrying out its fiduciary duty to shareholders it must retain the discretion and flexibility to exercise its judgment in a manner that takes into account all relevant findings and conclusions.

Accordingly, the Board recommends a vote against this proposal.

Proposal 13 – Overcommitted directors

Mr. John Chevedden, as agent for Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck, NY 11021, the holder of 1,350 shares of common stock, has advised us that he intends to introduce the following resolution:

13 – Director Qualifications

RESOLVED: Shareholders request that our board of directors adopt a policy (in our bylaws if practicable) that our key board committees of audit, nomination and compensation be chaired by highly-qualified and highly-performing independent directors who are not over-committed. The definition of highly-performing director includes the individual’s director performance on other boards he or she may serve on.

This proposal gives our company an opportunity to cure director disqualification should it exist or occur once this proposal is adopted. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws, our charter and bylaws and existing contracts.

For example it would be consistent with this proposal that a chairman of a key board committee would serve on not more than 3 boards (to avoid over-commitment), have more than 15-years tenure (long-tenure impacts independence), have non-director links to our company or have a record of serving on boards with poor governance ratings unless it was clearly a turnaround situation.

For example under this proposal the following directors in 2005 may not have been qualified to chair a key committee:

•	Mr. Manoogian with 27 years tenure – Independence concern.

•	Ms. Futter with 4 directorships – Over-commitment concern.

•	Mr. Gray with 5 directorships – Over-commitment concern.

•	Three of our directors who were designated “problem directors” by The Corporate Library:

1) Mr. Harrison – due to his involvement with the New York Stock Exchange board during “Dick” Grasso’s tenure.

2) Mr. Kessler – because he chaired the executive compensation committee at Abercrombie & Fitch, which received a CEO Compensation rating of “F” by TCL.

3) Mr. Raymond – because he chaired the executive compensation committee at our company, which received a CEO Compensation rating of “F” by TCL. Mr. Raymond had a second potential disqualifier of 18-years tenure – Independence concern.

Adopting this policy is a good way to assure shareholders that our key board committees are chaired by highly qualified and highly performing independent directors who are not over-committed.

Director Qualifications

Yes on 13

Board response to proposal 13:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Proposal concerns already addressed – The Board agrees that it is important that the chairs of our key committees, as well as all committee members, be highly qualified independent directors who are not overcommitted. However, this proposal is unnecessary because the Board has already addressed the concerns the proposal raises through provisions adopted in the Corporate Governance Principles, and by compliance with applicable SEC and NYSE rules and regulations dealing with independence and outside board service.

Provisions in place on overcommitment – Pursuant to the corporate governance listing standards of the NYSE, the Board adopted standards for determining whether directors have material relationships with JPMorgan Chase. The Board has carefully considered the qualifications, affiliations and relationships of each director and has determined that each member of its audit, compensation and nominating committees is independent. The Corporate Governance Principles specify that directors must be willing to devote the time and attention necessary to carry out their duties and responsibilities effectively. They also provide that directors who serve as CEOs should not serve on the board of more than two public companies in addition to the company of which they are CEO and JPMorgan Chase, and other directors should not serve on more than four public company boards in addition to JPMorgan Chase. Directors must also provide prior notice of any proposed service on the board of any company. As to tenure, the Corporate Governance Principles state that the Board does not believe it appropriate to institute fixed limits on tenure because our company and the Board would thereby be deprived of experience and knowledge.

Proposal’s goals have been achieved – All of our directors have demonstrated great commitments of time, energy and oversight to JPMorgan Chase. The Board believes that given the high standards of governance and independence to which its directors are held, the goals of this proposal have already been achieved and the proposal is unnecessary. Moreover, the criteria set forth in the proposal are arbitrary and vague, and would unduly limit the Board’s ability to appoint committee chairs who are best suited and most experienced for those positions.

Accordingly, the Board recommends a vote against this proposal.

General information about the meeting

Who can vote

You are entitled to vote your JPMorgan Chase common stock if our records showed that you held your shares as of the record date, March 17, 2006. At the close of business on that date, a total of 3,476,411,682 shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.

Voting your proxy

If your common stock is held by a broker, bank, or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record with our transfer agent, Mellon Investor Services LLC, you may instruct the proxies how to vote by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Of course, you can always come to the meeting and vote your shares in person. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented

We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock on the new meeting date as well, unless you have revoked your proxy instructions.

Revoking your proxy

To revoke your proxy instructions if you are a holder of record, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

How votes are counted

The annual meeting will be held if a majority of the outstanding common stock entitled to vote on the record date (a quorum) is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting.

Voting by record holders – If you hold shares in your own name, you may either vote for or withhold authority to vote for each nominee for the Board of Directors. You may vote for, against or abstain on the other proposals. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum. If you abstain from voting on the other proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee, for ratification of the appointment of the independent registered public accounting firm and against each shareholder proposal.

Broker authority to vote – If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares under the following circumstances:

•	Discretionary items. The election of directors and ratification of the appointment of the independent registered public accounting firm are discretionary items. Generally, brokers that do not receive instructions from beneficial owners may vote on these proposals in their discretion.

•	Non-discretionary items. Approval of the shareholder proposals are non-discretionary items and may not be voted on by brokers who have not received specific voting instructions from beneficial owners.

Election of directors – Directors must be elected by a plurality of the votes cast at the meeting. This means that the 14 nominees receiving the greatest number of “for” votes will be elected as directors. However, a nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required by the Board’s Corporate Governance Principles to tender his or her resignation. The Board will consider such resignation at its next regularly scheduled Board meeting.

Appointment of independent registered public accounting firm – The affirmative vote of the majority of the shares of common stock present in person or by proxy at the annual meeting is required to ratify the appointment of the independent registered public accounting firm. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since shares that have not been voted by brokers are not considered shares present for voting purposes.

Shareholder proposals – The affirmative vote of the majority of the shares of common stock present in person or by proxy at the annual meeting is required for adoption of each shareholder proposal. In determining whether a proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since they are not considered shares present for voting purposes.

Board recommendation

The Board of Directors recommends that you vote for each of the director nominees, for ratification of the appointment of the independent registered public accounting firm, and against each shareholder proposal.

Cost of this proxy solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $25,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting

If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. The top half of the proxy card is your admission ticket. When you arrive at the annual meeting, you will be asked to present photo identification, such as a driver’s license. If you hold your common stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

You may listen to the annual meeting over the Internet. Please go to our Web site, www.jpmorganchase.com, early to download any necessary audio software.

Important notice regarding delivery of security holder documents

Securities and Exchange Commission (SEC) rules permit us to mail a single copy of the annual report and proxy statement in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. JPMorgan Chase households all annual reports and proxy statements mailed to shareholders.

If you choose not to household your annual reports and proxy statements, you should check the appropriate box on your proxy card or send a written request (including your name, address and Social Security Number) within 60 days after the mailing of this proxy statement to the Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the annual report or proxy statement for members of your household, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017 or by calling 212-270-4040.

Shareholder proposals and nominations for the 2007 annual meeting

Proxy statement proposals

Under the rules of the Securities and Exchange Commission, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Secretary of JPMorgan Chase not later than December 1, 2006.

Other proposals and nominations

Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 15, 2007, and not earlier than January 16, 2007. The notice must contain the information required by the By-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the SEC.

Copies of our By-laws are available on our Web site, www.jpmorganchase.com under Governance, or may be obtained from the Secretary.

Anthony J. Horan

Secretary

Appendix A

Director independence standards

Relationship	Requirements for immateriality
Loans	Extensions of credit to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business and on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons.

Extensions of credit to such persons or entities must comply with applicable law, including the Sarbanes-Oxley Act and Federal Reserve Board Regulation O.

Termination of the extension of credit to such entities in the normal course of business must not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the borrower.

The extension of credit may not be on a non-accrual basis.

Financial services	Financial services provided to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with nonaffiliated persons.

Termination of the financial services provided in the normal course of business must not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of such entities.

Business transactions	Transactions between the Firm and a director’s or a director’s immediate family member’s principal business affiliations for property or services, or other contractual arrangements, must be made in the ordinary course of business on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons.

The aggregate payments made by the other entity to the transaction to the Firm, or received by the other entity from the Firm, must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Charitable contributions	The aggregate contributions made by the Firm (directly or through its Foundation) to any non-profit organization, foundation or university of which a director is employed as an officer must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such entity’s annual consolidated gross revenues, excluding amounts contributed to match contributions made by employees and directors.

Legal services	Where a director is a partner or associate of, or of counsel to, a law firm that provides legal services to the Firm, neither the director nor a director’s immediate family member may provide such legal services to the Firm.

The aggregate payments made by the Firm to the law firm must not exceed the greater of $1 million or 2% of the law firm’s annual consolidated gross revenue in each of the three past fiscal years.

Director is a retired officer or a non-management director of an entity that does business with the Firm	The business must be done in the ordinary course of the Firm’s business on substantially the same terms as those prevailing at the time for comparable transactions with nonaffiliated persons.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home. A “principal business affiliation” is an entity for which a person serves as an officer, owns more than 5% of, or is a general partner, but does not include an entity of which the person is a retired officer or for which the person serves as a non-management director (unless the Board determines otherwise). For purposes of “Business transactions” above, payments include interest and fees on loans and financial services, but do not include loan proceeds, repayments of principal on loans, payments arising from investments by an entity in the Firm’s securities or the Firm in an entity’s securities, and payments from trading and other similar financial relationships.

©2006 JPMorgan Chase & Co. All rights reserved.

Printed in U.S.A. on recycled paper with soy ink.

JPMorganChase

270 PARK AVENUE NEW YORK, NY 10017

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by JPMorgan Chase & Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JPMorgan Chase & Co., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Your voting instructions are confidential.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

JPMRG1

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JPMORGAN CHASE & CO. The Board of Directors recommends a vote FOR proposals 1 and 2.

1. Election of Directors

01) John H. Biggs 02) Stephen B. Burke

03) James S. Crown 04) James Dimon 05) Ellen V. Futter

06) William H. Gray, III 07) William B. Harrison, Jr.

08) Laban P. Jackson, Jr. 09) John W. Kessler

10) Robert I. Lipp 11) Richard A. Manoogian

12) David C. Novak 13) Lee R. Raymond

14) William C. Weldon

2. Appointment of independent registered public accounting firm

The Board of Directors recommends a vote AGAINST shareholder proposals 3 through 13.

3. Stock options 4. Performance-based restricted stock

5. Separate chairman 6. Sexual orientation

7. Special shareholder meetings

Householding Election - Please indicate if you consent to receive certain future investor communications in a single package per household

For Against Abstain Yes No

For All Withhold All For All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write either the nominee’s name or number on the line below.

8. Lobbying priorities report 9. Political contributions report

10. Poison pill 11. Cumulative voting

12. Bonus recoupment 13. Overcommitted directors

For Against Abstain

Yes No

Please indicate if you plan to attend this meeting

Signature Date

JPMorganChase

ADMISSION TICKET

JPMorgan Chase & Co. 2006 Annual Meeting of Shareholders

Tuesday, May 16, 2006 10:00 AM Auditorium One Chase Manhattan Plaza

(corner of Nassau and Liberty Streets) New York, NY

PLEASE DETACH AND PRESENT THE ABOVE TICKET AND PHOTO ID FOR ADMISSION TO THE ANNUAL MEETING

JPMORGAN CHASE & CO.

This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 16, 2006.

You, the undersigned shareholder, appoint each of Michael J. Cavanagh and Joan Guggenheimer, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2006 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Participants in 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.

Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side.